THIS CIRCULAR IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

If you are in doubt as to any aspect of this Circular or as to the action to be taken, you should consult your stockbroker or other registered dealer in securities, bank manager, solicitor, professional accountant or other professional adviser.

If you have sold or transferred all your shares in China Unicom Limited, you should at once hand this Circular together with the accompanying form of proxy to the purchaser or other transferee or to the bank, stockbroker or other agent through whom the sale was effected for transmission to the purchaser or transferee.

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this Circular, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of the Circular.

CHINA UNICOM LIMITED

(Incorporated in Hong Kong with limited liability under the Hong Kong Companies Ordinance)

(Stock Code: 762)

CONTINUING CONNECTED TRANSACTIONS

Financial Adviser to

China Unicom Limited

Morgan Stanley Dean Witter Asia Limited	China International Capital Corporation (Hong Kong) Limited

Independent Financial Adviser to

the Independent Board Committee

Lehman Brothers Asia Limited

A letter from the Board of China Unicom Limited is set out on pages 6 to 26 of this Circular. A letter from the Independent Board Committee is set out on page 27 of this Circular.

A letter from Lehman Brothers Asia Limited containing its advice to the Independent Board Committee and the Independent Shareholders is set out on pages 28 to 46 of this Circular.

A notice dated 18 April 2005 convening an extraordinary general meeting of China Unicom Limited to be held at Ball Room A, Level 5, Island Shangri-la Hotel, Two Pacific Place, Supreme Court Road, Queensway, Hong Kong on 12 May 2005 at 4:00 p.m. (or as soon thereafter as the annual general meeting of the Company to be convened at 3:00 p.m. at the same place and date shall have been concluded or adjourned) is set out on page 51 of this Circular. Whether or not you are able to attend the meeting, you are requested to complete the enclosed form of proxy in accordance with the instructions printed thereon as soon as practicable and in any event by not later than 48 hours before the time appointed for holding the meeting or any adjournment thereof. Completion and return of the form of proxy will not preclude you from attending and voting in person at the meeting or at any adjourned meeting should you so wish.

18 April 2005

CONTENTS

Definitions

Letter from the Board

Letter from the Independent Board Committee

Letter from Lehman Brothers

Appendix – General Information

Notice of the Extraordinary General Meeting

DEFINITIONS

In this Circular, unless the context otherwise requires, the following expressions have the following meanings

“2-Step Approach”

the approach to be adopted in the entering into of all connected transactions of the Company that require the approval of the Independent Shareholders, details of which are set out in the section headed “Letter from the Board - Details of the 2-Step Approach”

“9A Areas”	Jilin, Heilongjiang, Jiangxi, Henan, Shaanxi and Sichuan provinces, Chongqing municipality and the Guangxi Zhuang and Xinjiang Uygur autonomous regions

“9B Areas”	Shanxi, Hunan, Hainan, Yunnan, Gansu and Qinghai provinces and the Inner Mongolia, Ningxia Hui and Xizang autonomous regions

“A Share Company”

China United Telecommunications Corporation Limited, a company incorporated in the PRC on 31 December 2001, whose shares are listed on the Shanghai Stock Exchange, and a company in which Unicom Group holds a 69.32% equity interest

“Associate”	has the meaning given to it by the Listing Rules

“Board”	the board of directors of the Company

“Capacity”	capacity on the constructed CDMA Network measured in terms of total number of subscribers

“Capped Continuing Connected Transactions”

those Continuing Connected Transactions relating to leasing of the CDMA network capacity, procurement of equipment, mutual provision of premises and provision of premises to Unicom New Guoxin as further described in the section headed “Letter from the Board - Information on Continuing Connected Transactions”

“CDMA”

Code Division Multiple Access Technology, which is a digital transmission technology that accommodates higher throughput by using various coding sequences to mix and separate voice and data signals for wireless communication, including all upgrades to such technology from time to time

“CDMA Business Income”	the service revenue generated by the New Operating Entity in the course of operating its CDMA telecommunication business

“CDMA Network”	the CDMA cellular telecommunications network constructed by Unicom New Horizon in the Twelve Provinces and Municipalities, the 9A Areas and the 9B Areas

“CDMA Network Services Agreement”	the CDMA network services agreement entered into between CUCL and Unicom Group on 22 November 2001 in relation to the interconnection and roaming arrangements relating to the CDMA Network

“Chesterton Petty”	Chesterton Petty Limited, a chartered surveyor and independent property valuer to the Company

“Company”	China Unicom Limited, a company incorporated in Hong Kong whose shares are listed on the Hong Kong Stock Exchange and whose ADSs are listed on the New York Stock Exchange

“Continuing Connected Transactions”

leasing of CDMA capacity lease, supply of telephone cards, procurement of equipment, interconnection arrangements, roaming arrangements, mutual provision of premises, leasing of transmission channels, use of international telecommunication network gateway, leasing of satellite capacity, cellular subscriber value-added services, “10010” customer services, agency services and provision of premises to Unicom New Guoxin. Details of the each transaction above are set out in the section headed “Letter from the Board - Information on Continuing Connected Transactions”

“CUCL”	China Unicom Corporation Limited, a limited liability company incorporated in the PRC and a wholly-owned subsidiary of the Company

“Director(s)”	director(s) of the Company

“Extraordinary General Meeting”	the extraordinary general meeting of the Company to be convened and held on 12 May 2005, notice of which is set out on page 51 of this Circular, or any adjournment thereof

“Group”	China Unicom Limited and its subsidiaries from time to time

“GSM”

global cellular system for mobile communications, a digital cellular telephone system operating in the 900 MHz,1800 MHz and 1900 MHz frequency band based on digital transmission and cellular network architecture with roaming

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong

“Hong Kong”	Hong Kong Special Administrative Region of the PRC

“Hong Kong Companies Ordinance”	the Companies Ordinance (Chapter 32 of the Laws of Hong Kong)

“Hong Kong Listing Rules”	the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited

“Hong Kong Stock Exchange”	The Stock Exchange of Hong Kong Limited

“Independent Board Committee”

the committee of Directors, consisting of Wu Jinglian, C. James Judson, Shan Weijian and Cheung Wing Lam, Linus, being the independent non-executive Directors, formed to advise the Independent Shareholders in respect of (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2005 and 2006 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps

“Independent Shareholders”	Shareholders other than Unicom BVI and its Associates

“Latest Practicable Date”	31 March 2005, being the latest practicable date prior to the printing of this Circular for ascertaining certain information contained herein

“Lehman Brothers”

Lehman Brothers Asia Limited, which is licensed by the Securities and Futures Commission for Types 1, 2, 4 and 6 regulated activities under the SFO, being the independent financial adviser to the Independent Board Committee in respect of (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2005 and 2006 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps

“MHz”	Megahertz, a unit of measure of frequency; 1MHz is equal to one million cycles per second

“MII”	the Ministry of Information Industry of the PRC

“New Agreements”

the New CDMA Lease, the New Comprehensive Services Agreement, the New Comprehensive Operator Services Agreement and the New Guoxin Premises Leasing Agreement and the transfer agreement in relation to each of them

“New CDMA Lease”

the CDMA lease agreement dated 24 March 2005 between the A Share Company (the rights and obligations of the A Share Company under that agreement were subsequently transferred to the New Operating Entity), Unicom New Horizon and Unicom Group, pursuant to which Unicom New Horizon agreed to lease its CDMA Network in the Twelve Provinces and Municipalities, the 9A Areas and the 9B Areas to the New Operating Entity

“New Comprehensive Operator Services Agreement”

the operator-based comprehensive services agreement dated 24 March 2005 between the A Share Company (the rights and obligations of the A Share Company under that agreement were subsequently transferred to the New Operating Entity) and Unicom New Guoxin, pursuant to which Unicom New Guoxin agreed to provide various operator-based services to the New Operating Entity

“New Comprehensive Services Agreement”

the services agreement dated 24 March 2005 between the A Share Company (the rights and obligations of the A Share Company under that agreement were subsequently transferred to the New Operating Entity) and Unicom Group, pursuant to which Unicom Group agreed to provide various services to the New Operating Entity in the Twelve Provinces and Municipalities, the 9A Areas and the 9B Areas

“New Guoxin Premises Leasing Agreement”

the premises leasing agreement dated 24 March 2005 between the New Operating Entity and the A Share Company (the rights and obligations of the A Share Company under that agreement were subsequently transferred to Unicom New Guoxin), pursuant to which the New Operating Entity agreed to provide premises to Unicom New Guoxin

“New Operating Entity”

prior to the completion of the Unicom New World Merger, CUCL and Unicom New World; after the completion of the Unicom New World Merger, CUCL. See the definition of “Unicom New World Merger” for further details

“No Caps Continuing Connected Transactions”	those Continuing Connected Transactions that are not Capped Continuing Connected Transactions

“Old Agreements”

each of the Old CDMA Leases, the CDMA Network Services Agreement, each of the Old Comprehensive Services Agreements, the Old Satellite Channel Lease Agreement, the Old Comprehensive Operator Services Agreement and the Old Guoxin Premises Leasing Agreement

“Old CDMA Leases”

(i)    the CDMA lease agreement dated 22 November 2001 between CUCL, Unicom New Horizon and Unicom Group (including the amendment agreement thereof dated 22 November 2004 entered into between CUCL, Unicom New Horizon and Unicom Group), pursuant to which Unicom New Horizon agreed to lease its CDMA Network covering the Twelve Provinces and Municipalities to CUCL;

(ii)   the CDMA lease agreement dated 20 November 2002 between the A Share Company (the rights and obligations of the A Share Company under that CDMA lease agreement were subsequently transferred to Unicom New Century), Unicom New Horizon and Unicom Group (including the amendment agreement thereof dated 22 November 2004 entered into between CUCL, Unicom New Horizon and Unicom Group), pursuant to which Unicom New Horizon agreed to lease its CDMA Network covering the 9A Areas to Unicom New Century (and, after the Unicom New Horizon Merger, to CUCL);

(iii)  the CDMA lease agreement dated 20 November 2003 between the A Share Company (the rights and obligations of the A Share Company under that CDMA lease agreement were subsequent transferred to Unicom New World), Unicom New Horizon and Unicom Group (including the amendment agreement thereof dated 22 November 2004 entered into between Unicom New World, Unicom New Horizon and Unicom Group), pursuant to which Unicom New Horizon agreed to lease its CDMA Network covering the 9B Areas to Unicom New World

“Old Comprehensive Operator Services Agreement”

the operator-based comprehensive services agreement dated 20 November 2003 between the A Share Company (the rights and obligations of the A Share Company under that agreement were subsequently transferred to CUCL, Unicom New Century and Unicom New World), Unicom New Guoxin and Unicom Group, pursuant to which Unicom Group agreed to provide various operator-based services to CUCL, Unicom New Century and Unicom New World by itself or through Unicom New Guoxin

“Old Comprehensive Services Agreements”

(i)    the comprehensive services agreement dated 25 May 2000 between CUCL and Unicom Group (including the amendment agreement thereof dated 22 November 2004 entered into between CUCL and Unicom Group), pursuant to which Unicom Group agreed to provide various services to CUCL in its then operating areas;

(ii)   the comprehensive services agreement dated 20 November 2002 between the A Share Company (the rights and obligations of the A Share Company under that services agreement were subsequently transferred to Unicom New Century) and Unicom Group (including the amendment agreement thereof dated 22 November 2004 entered into between CUCL and Unicom Group), pursuant to which Unicom Group agreed to provide various services to Unicom New Century (and, after the Unicom New Century Merger, to CUCL) in the 9A Areas;

(iii)  the comprehensive services agreement dated 20 November 2003 between the A Share Company (the rights and obligations of the A Share Company under that services agreement were subsequently transferred to Unicom New World) and Unicom Group (including the amendment agreement thereof dated 22 November 2004 entered into between Unicom New World and Unicom Group), pursuant to which Unicom Group agreed to provide various services to Unicom New World in the 9B Areas; and

(iv) the CDMA Network Services Agreement

“Old Guoxin Premises Leasing Agreement”

the premises leasing agreement dated 20 November 2003 between CUCL, Unicom New Century, Unicom New World and the A Share Company (the rights and obligations of the A Share Company under that agreement were subsequently transferred to Unicom New Guoxin), pursuant to which CUCL, Unicom New Century and Unicom New World each agreed to provide premises to Unicom New Guoxin

“Old Satellite Channel Lease Agreement”

the long distance satellite data channel lease agreement dated 25 May 2000 between CUCL and Unicom NewSpace, pursuant to which Unicom NewSpace agreed to lease its satellite transmission capacity to CUCL

“PRC”	The People’s Republic of China (in this Circular, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan)

“RMB”	Renminbi, the lawful currency of China

“SFO”	the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong)

“Share(s)”	share(s) of HK$0.10 each in the capital of the Company

“Shareholders”	the shareholders of the Company

“SIM”	the subscriber identity module

“subscribers”	the unit of Capacity on the CDMA Network

“Twelve Provinces and Municipalities”	Guangdong, Jiangsu, Zhejiang, Fujian, Liaoning, Shandong, Anhui, Hebei and Hubei provinces, and Beijing, Shanghai and Tianjin municipalities

“UIM”	the user identity module

“Unicom BVI”	China Unicom (BVI) Limited, a company incorporated in the British Virgin Islands and the immediate controlling company of the Company

“Unicom Group”

China United Telecommunications Corporation, a state-owned enterprise established under the laws of the PRC, and the ultimate shareholding company of the Company. It is engaged in telecommunications and related businesses in the PRC

“Unicom I/E Co”	Unicom Import and Export Company Limited, a limited liability company incorporated in the PRC and a subsidiary in which Unicom Group directly holds 95% of its equity interests

“Unicom New Century”	Unicom New Century Telecommunications Corporation Limited, formerly a wholly-owned subsidiary of the Company before it was merged into CUCL pursuant to the Unicom New Century Merger

“Unicom New Century Merger”	merger of CUCL with Unicom New Century completed on 30 July 2004, pursuant to which Unicom New Century was merged into CUCL

“Unicom New Guoxin”

Unicom New Guoxin Telecommunications Corporation Limited (formerly known as “Guoxin Paging Corporation Limited), a limited liability company incorporated in the PRC, and a wholly-owned subsidiary of Unicom Group

“Unicom New Horizon”	Unicom New Horizon Mobile Telecommunications Corporation Limited, a company incorporated in the PRC and a wholly-owned subsidiary of Unicom Group

“Unicom New World”	Unicom New World Telecommunications Corporation Limited, a wholly-owned subsidiary of the Company that is in the process of being merged into CUCL pursuant to the Unicom New World Merger

“Unicom New World Merger”

the merger of CUCL and Unicom New World which has been approved by the Ministry of Commerce on 1 March 2005. The Group is undertaking various procedures to obtain tax clearance for Unicom New World, cancel the corporation registration of Unicom New World and obtain a new business licence for CUCL. Upon completion of the merger, Unicom New World will be merged into CUCL

“Unicom NewSpace”	China Unicom New Space Co., Ltd. (formerly known as “China United Telecommunications Satellite Communication Co. Ltd.”), a subsidiary in which Unicom Group owns 95% of its equity interests

“Unicom Xingye”	Unicom Xingye Science and Technology Trade Co. Ltd., a subsidiary in which Unicom Group owns 95% of its equity interests

This Circular contains translation between Renminbi amounts and Hong Kong dollars at RMB1.0611 = HK$1, being the exchange rate prevailing on 28 February 2005. The translation shall not be taken as representation that the Renminbi could actually be converted into Hong Kong dollars at that rate, or at all.

LETTER FROM THE BOARD

China Unicom Limited

(Incorporated in Hong Kong with limited liability under the Hong Kong Companies Ordinance)

Executive Directors:	Registered Office:
Chang Xiaobing	75th Floor, The Center,
Shang Bing	99 Queen’s Road Central,
Tong Jilu	Hong Kong
Zhao Le
Lo Wing Yan, William
Ye Fengping

Non-Executive Director:
Liu Yunjie

Independent Non-Executive Directors:
Wu Jinglian
Shan Weijian
Craig O. McCaw
Cheung Wing Lam, Linus

Alternate Director to Craig O. McCaw:
C. James Judson
18 April 2005

To the Shareholders:

Dear Sir or Madam,

1.             Introduction

Reference is made to the Company’s announcement dated 24 March 2005. The Group currently conducts a series of continuing connected transactions with Unicom Group as follows:

(1)	leasing of the CDMA network capacity;

(2)	supply of telephone cards;

(3)	procurement of equipment;

(4)	interconnection arrangements;

(5)	roaming arrangements;

(6)	mutual provision of premises;

(7)	leasing of transmission channels;

(8)	use of international telecommunication network gateway;

(9)	leasing of satellite capacity;

(10)	cellular subscriber value-added services;

(11)	“10010” customer services;

(12)	agency services; and

(13)	provision of premises to Unicom New Guoxin.

Each of the above Continuing Connected Transactions has been conducted under a series of Old Agreements entered into between the respective subsidiaries of the Company and Unicom Group or its subsidiaries. These Continuing Connected Transactions are either subject to existing waivers granted by the Hong Kong Stock Exchange (the first of these existing waivers to expire will expire on 31 December 2005) or have been approved by the Independent Shareholders. In view of the completion of the merger of Unicom New Century into CUCL and the on-going process of merger of Unicom New World into CUCL, the New Operating Entity entered into the New Agreements under the 2-Step Approach with Unicom Group or its relevant subsidiaries in respect of the Continuing Connected Transactions above on 24 March 2005 to replace the Old Agreements. At the same time, some of the terms of the Continuing Connected Transactions were amended. Details of the terms of each of the Continuing Connected Transactions as amended are set out in the third section headed “Information on Continuing Connected Transactions”.

As at the Latest Practicable Date, Unicom BVI, a subsidiary of Unicom Group, holds approximately 77.37% of the issued share capital of the Company, and both Unicom New Horizon and Unicom New Guoxin are wholly-owned subsidiaries of Unicom Group. Unicom Group, Unicom New Horizon and Unicom New Guoxin are connected persons of the Company under the Hong Kong Listing Rules. Therefore, the transactions aforementioned constitute continuing connected transactions for the Company under the Hong Kong Listing Rules. Accordingly, Unicom BVI and its Associates will abstain from voting on the Continuing Connected Transactions at the Extraordinary General Meeting.

China International Capital Corporation (Hong Kong) Limited and Morgan Stanley Dean Witter Asia Limited are the financial advisers to the Company in respect of the Continuing Connected Transactions.

An Independent Board Committee has been established to advise the Independent Shareholders as to (i) the terms of the the New Agreements, (ii) the caps on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps. Lehman Brothers was appointed as the Independent Financial Adviser to the Independent Board Committee, and its letter of advice is set out on pages 28 to 46 of this Circular.

This letter is intended to provide you with further information with respect to the Continuing Connected Transactions, and to seek your approval with respect to the resolutions set out in the Notice of the Extraordinary General Meeting (see page 51 of this Circular). The recommendation from the Independent Board Committee to the Independent Shareholders is set out on page 27 of this Circular.

2.             Details of the 2-Step Approach

To address the particular concern arising from the A Share Company’s rights to participate in, or otherwise exercise influence over, the approval of the Company’s connected transactions, the Company has confirmed to the Hong Kong Stock Exchange that the Company’s connected transactions that require the approval of the Independent Shareholders are to be carried out using the 2-Step Approach, under which a relevant connected transaction will be structured to consist of an initial agreement and a further agreement, as follows:

(1)      the entering into of an initial agreement (the Initial Agreement) in connection with the relevant connected transaction between Unicom Group or its subsidiaries (not including the A Share Company or any of its subsidiaries) and the A Share Company. The Initial Agreement will constitute a connected transaction of the A Share Company but not of the Company. The Initial Agreement will contain the following terms:

(i)  completion of the Initial Agreement will be subject to the following conditions:

•         the successful transfer of all rights and obligations of the A Share Company under the Initial Agreement to the Company or its subsidiaries; and

•         the approval of Independent Shareholders of the Further Agreement (as defined below).

The Initial Agreement would therefore only be implemented with the approval of the Independent Shareholders (in addition to the approval of the A Share Company’s independent shareholders).

(ii)      Unicom Group or its subsidiaries (not including the A Share Company or any of its subsidiaries) will agree and acknowledge in the Initial Agreement that all the rights and obligations under the Initial Agreement can be transferred to the Company or its subsidiaries and no further consent from Unicom Group or its subsidiaries for such transfer is required; and

(2)      the entering into of a further agreement between the A Share Company and the Company or its subsidiaries (the Further Agreement) to transfer all the rights and obligations of the A Share Company under the Initial Agreement to the Company or its subsidiaries. The Further Agreement will constitute a connected transaction of the Company under the Hong Kong Listing Rules, but not a connected transaction of the A Share Company requiring independent shareholders’ approval under PRC laws and regulations and listing rules of the Shanghai Stock Exchange.

The Further Agreement, being a connected transaction of the Company, will be submitted to the Independent Shareholders for approval at the same time as the Initial Agreement is submitted to the independent shareholders of the A Share Company for approval.

The Company expects, insofar as the nature of a particular connected transaction allows, the 2-Step Approach to apply as described above. The New Agreements, other than the New Guoxin Premises Leasing Agreement, have adopted the 2-Step Approach as described above.

However, there may be circumstances where the nature of the connected transaction requires the application of the 2-Step Approach to be adjusted. This may arise where the Group is the provider, rather than recipient, of certain services. In this event, the 2-Step Approach will need to be adjusted so that the process as described above is effectively reversed, such that the Initial Agreement is entered into by the Group rather than Unicom Group with the A Share Company. Unicom Group, rather than the Group, will be party to the Further Agreement. The arrangements (including the conditions) will apply correspondingly. The New Guoxin Premises Leasing Agreement has adopted this adjusted 2-Step Approach.

3.       Information on Continuing Connected Transactions

(A)     New CDMA Lease

(i)       Pursuant to an agreement dated 24 March 2005 (the New CDMA Lease), on the basis that the A Share Company has the right to transfer its rights and obligations to the New Operating Entity, Unicom New Horizon has agreed to lease all the constructed Capacity under its CDMA Network to the A Share Company. Completion of the agreement is subject to, inter alia, the approval of the independent shareholders of the A Share Company. The agreement provides for an initial term of two years commencing from 1 January 2005.

(ii)      Pursuant to a transfer agreement dated 24 March 2005, the A Share Company has agreed to transfer all of its rights and obligations under the New CDMA Lease to the New Operating Entity. Under the transfer agreement, the A Share Company will cease to be a party to the New CDMA Lease and the New Operating Entity will replace the A Share Company as a party to the New CDMA Lease. Following the transfer, the New Operating Entity will exercise and enjoy all the rights of the A Share Company arising under the New CDMA Lease in substitution of the A Share Company as if the New Operating Entity had at all times been a party to the New CDMA Lease. Completion of the transfer agreement is subject to, inter alia, Independent Shareholders’ approval.

Background

Unicom Group is the only carrier licensed by the MII to offer CDMA cellular services in China. Unicom New Horizon, a wholly-owned subsidiary of Unicom Group, is responsible for the construction of the CDMA Network within the PRC and owns the nationwide CDMA Network in the PRC. The Group has been leasing from Unicom New Horizon the CDMA Network Capacity in the Twelve Provinces and Municipalities, the 9A Areas and the 9B Areas pursuant to the Old CDMA Leases since 2002 in stages.

Term of the New CDMA Lease

The New CDMA Lease has an initial term of two years (the Initial Term) and, subject to the fulfilment of the following conditions precedent, takes effect from 1 January 2005. The New CDMA Lease may be renewed at the option of the New Operating Entity. The length of the renewed term (each an Additional Term) shall be agreed by all parties to the New CDMA Lease.

Conditions precedent of the New CDMA Lease

The New CDMA Lease is conditional upon, among others, the following conditions precedent:

(a)      the passing of resolutions by the independent shareholders of the A Share Company at the A Share Company’s general meeting approving the New CDMA Lease;

(b)      the passing of resolutions by the Independent Shareholders at the Company’s general meeting approving the transfer agreement relating to the New CDMA Lease; and

(c)      all other conditions precedent contained in the transfer agreement relating to the New CDMA Lease having been fulfilled (or waived).

Exclusive operating rights

All parties to the New CDMA Lease have agreed that the New Operating Entity shall have the exclusive rights to provide CDMA services in the Twelve Provinces and Municipalities, the 9A Areas and the 9B Areas. All operating revenue, including airtime charges, monthly subscription fees, interconnection charges, income from sales of UIM cards and handsets and other income generated from or in connection with the operation of the CDMA Network shall belong to the New Operating Entity.

Capacity

Unicom New Horizon has agreed to lease all constructed Capacity of its CDMA Network to the New Operating Entity pursuant to the terms of the New CDMA Lease.

Lease Fee

Pursuant to the New CDMA Lease, the lease fee of the CDMA Network shall be as follows:

(a)           in 2005, 29% of the audited CDMA Business Income of the New Operating Entity for that year;

(b)           in 2006, 30% of the audited CDMA Business Income of the New Operating Entity for that year,

provided that the annual lease fee of the CDMA Network shall not be less than a certain minimum level (the Minimum Lease Fee) regardless of the amount of CDMA Business Income for that year. The Minimum Lease Fee for 2005 shall be 90% of the total amount of lease fee paid by the Group to Unicom New Horizon pursuant to the Old CDMA Leases for 2004. The Minimum Lease Fee for 2006 shall be 90% of the total amount of lease fee paid by the New Operating Entity to Unicom New Horizon pursuant to the New COMA Lease for 2005. The level of lease fee under the New CDMA Lease has been set by reference to the Company’s view of the industry trends, including CDMA subscribers, ARPU levels and so on.

The lease fee and Minimum Lease Fee in any Additional Term shall otherwise be negotiated by and between the parties to the New CDMA Lease.

The lease fee shall be initially calculated on the basis of the unaudited CDMA Business Income generated by the New Operating Entity during each quarter and shall be paid (or procured to be paid) quarterly in arrears by the New Operating Entity to Unicom New Horizon within 30 days following the end of each quarter. The New Operating Entity shall issue a report in respect of its unaudited quarterly CDMA Business Income to Unicom New Horizon within 20 days from the end of each quarter. The report shall be prepared in a specified format and contain the unaudited quarterly CDMA Business Income generated by the New Operating Entity and the total lease fee payable by the New Operating Entity, calculated on the basis of the CDMA Business Income.

When the Company conducts its annual audit, Unicom New Horizon and the New Operating Entity shall adjust and settle the following as soon as practicable:

(a)      In the event that the lease fee of any year calculated on the basis of the audited CDMA Business Income is greater than the lease fee of that year paid by the New Operating Entity and calculated on the basis of unaudited quarterly CDMA Business Income of the New Operating Entity, the New Operating Entity shall pay the difference to Unicom New Horizon as soon as practicable;

(b)      in the event that the lease fee of any year calculated on the basis of the audited CDMA Business Income is less than the lease fee of that year paid by the New Operating Entity and calculated on the basis of the unaudited quarterly CDMA Business Income of the New Operating Entity, Unicom New Horizon shall refund the difference to the New Operating Entity as soon as practicable, provided, in the event that the lease fee paid by the New Operating Entity in respect of the relevant year is less than the Minimum Lease Fee upon the above payment adjustment and settlement between Unicom New Horizon and the New Operating Entity, the New Operating Entity shall pay the difference to Unicom New Horizon as soon as practicable.

All Lease Fee shall be made in Renminbi.

Comparison with the Old Lease Fee

Pursuant to the Old CDMA Leases, lease fee of Capacity per subscriber was calculated on the assumption that all Capacity was leased to enable Unicom New Horizon to recover the Network Construction Cost (as defined in section headed “Network Construction Cost and Operating Cost” below) within seven years, with an internal rate of return on its investment of 8%.

The new lease fee under the New CDMA Lease has been determined by all parties to the New CDMA Lease taking into account the following factors:

(a)      Under the Old CDMA Lease, the lease fee of the CDMA Network was calculated based on the Network Construction Cost. In the future, construction of the CDMA Network will focus on enhancing the network quality by investing in the optimisation of network, indoor projects and the development of new business and new functions. These projects and investments will not create new Capacity. As a result, these investments cannot be reflected in the existing method of leasing the network Capacity;

(b)      The pricing method under the Old CDMA Leases was determined at the initial stage of network construction which had taken into consideration the fact that the CDMA business was still in the developing stage at that time and adoption of the cost-driven pricing was appropriate to the situation of the Group at that time. Large scale construction of the CDMA Network has presently been completed. After three years of operation, the Group also has a good grasp of the CDMA income and cost. Therefore, more emphasis should be placed on the operation of the business in respect of the new pricing method and income should be made a driving factor;

(c)      The determination of the amount of capacity leased in the model of leasing the CDMA Network Capacity under the Old CDMA Leases required forecasting of the development of CDMA subscribers and considering a reasonable utilisation rate (i.e. the number of actual CDMA subscribers divided by the amount of Capacity leased). The model of leasing network Capacity should be more practicable;

(d)      Under the New CDMA Lease, the New CDMA Lease converts the original leasing cost model to one based on a proportion of business income in order to enable better matching with future business income and to better align the interests of both parties:

(i)       to the Group, determining the leasing cost on the basis of a proportion of business income would enhance its certainty and transparency. This would enable better matching of costs and business income and facilitate the development of the Company’s business;

(ii)      Unicom New Horizon can more effectively benefit from the future growth of business income such that Unicom New Horizon will put more emphasis on the potential of creating income and efficiency when investing in network construction.

Discount for delay

Subject to certain exceptions, including delay caused by a force majeure event (including natural disasters, national emergencies, civil disturbances, riots, acts of terrorism, industrial disputes and other similar events beyond the control of the parties), a material breach of the New CDMA Lease by the New Operating Entity or compliance with applicable laws and regulations, if Unicom New Horizon fails to provide any Capacity of its CDMA Network which affects the provision of services by the New Operating Entity, Unicom New Horizon shall be liable to provide a discount for delay to the New Operating Entity, calculated as follows:

		Number of CDMA				ARPU of CDMA
		subscribers of the New		delay period		subscribers
Discount for delay	=	Operating Entity affected	x	(number of days)	x	the number of days in
		by the delay				the relevant month

In the above formula, “number of CDMA subscribers of the New Operating Entity affected by the delay” shall be confirmed by the New Operating Entity on the basis of substantive evidence; “ARPU of CDMA subscribers” shall be the average monthly ARPU figure of the CDMA subscribers in the relevant areas for the three months immediately prior to the delay, as calculated and confirmed by the New Operating Entity.

Discount for delay shall be credited against the next instalment of lease fee to be made by the New Operating Entity to Unicom New Horizon.

Network Construction Cost and Operating Cost

Under the New CDMA Lease, Unicom New Horizon shall plan, finance and construct the CDMA Network (the first three phases of which have already been completed) and shall ensure that all subsequent phases of the CDMA Network are constructed in accordance with the detailed specifications and timetable agreed between Unicom New Horizon and the New Operating Entity. All payments, costs, expenses and amounts paid or incurred by Unicom New Horizon that are directly attributable to the construction of the CDMA Network, including construction, installation and equipment procurement costs and expenses, survey and design costs, investment in technology, software and other intangible assets, insurance premiums and capitalised interest on loans and any taxes levied or paid in respect of the equipment procurement and the construction of the CDMA Network, including import taxes and custom duties and all costs incurred in relation to any re-configuration, upgrade, enhancement or modification to technology shall form the total network cost (the Network Construction Cost). The Network Construction Cost shall be borne by Unicom New Horizon. The Network Construction Cost for all subsequent phases after the first phase shall be audited and appropriate documentation shall be provided to the New Operating Entity or its auditors in order to verify the Network Construction Cost.

The New Operating Entity shall be responsible for the operation, management and maintenance of the CDMA Network in accordance with the New CDMA Lease. In respect of the Constructed Capacity Related Costs (as defined below), the sharing proportion between the New Operating Entity and Unicom New Horizon shall be based on the principles provided for under the Old CDMA Lease. As such, the Constructed Capacity Related Costs relating to the Capacity actually leased shall be borne by the New Operating Entity whereas the remaining Constructed Capacity Related Costs shall be borne by Unicom New Horizon. As the concept of leasing by reference to the amount of Capacity no longer exists under the New CDMA Lease, the “Capacity actually leased” shall be replaced by the following formula:

actual number of cumulative CDMA subscribers of the New Operating Entity / 90%

Accordingly, the New CDMA Lease provides that the proportion of the Constructed Capacity Related Costs to be borne by the New Operating Entity shall be calculated by reference to the actual number of cumulative CDMA subscribers of the New Operating Entity at the end of the month prior to the occurrence of the costs divided by 90%, as a percentage of the total amount of Capacity constructed on the Network.

The Constructed Capacity Related Costs referred to above mean those costs of operating and managing the CDMA Network which relate directly to the constructed Capacity on the CDMA Network, including the rental fees for the exchange centres and the base stations, water and electricity charges, heating charges and fuel charges for the relevant equipment etc., as well as the maintenance costs of a non-capital nature.

Purchase Option

Under the New CDMA Lease, Unicom New Horizon has granted the New Operating Entity an option to purchase the CDMA Network (the Purchase Option). The Purchase Option may be exercised at any time during the term of the New CDMA Lease and within one year after the termination or expiry (without renewal) of the New CDMA Lease.

The purchase price shall be negotiated between Unicom New Horizon and the New Operating Entity, on the basis of the appraised value of the CDMA Network determined in accordance with applicable PRC laws and regulations and taking into account prevailing market conditions and other factors, provided that the acquisition price will not be greater than such price as would, taking into account all lease fee payments made by CUCL, Unicom New Century and Unicom New World to Unicom New Horizon under the New CDMA Lease or any Old CDMA Lease and all discounts for delay, enable Unicom New Horizon to recover the Network Construction Costs, together with an internal rate of return on its investment of 8%. The exercise of the Purchase Option will be subject to the New Operating Entity complying with the applicable stock exchange requirements relating to that transaction.

Title to the CDMA Network will remain vested in Unicom New Horizon until the CDMA Network assets are transferred to the New Operating Entity following exercise of the Purchase Option.

Guarantee and Indemnity

In consideration of the New Operating Entity’s entering into the New CDMA Lease, Unicom Group has unconditionally and irrevocably guaranteed the due and punctual performance by Unicom New Horizon of its obligations under the New CDMA Lease. Unicom Group has also agreed to indemnify the New Operating Entity for any loss and damage as a result of any defect in, or any loss of or damage to, any of the equipment caused by any negligence, default, act or omission of Unicom New Horizon or Unicom Group under the New CDMA Lease or in connection with the CDMA Network. The aggregate liability of Unicom Group for any claim shall not exceed the total amount of lease fee payments made by CUCL, Unicom New Century and Unicom New World to Unicom New Horizon under the New CDMA Lease or any Old CDMA Lease as well as the total purchase price paid for the CDMA Network.

Transfer of Rights and Obligations

Each of Unicom New Horizon and Unicom Group irrevocably agrees that the A Share Company may transfer its rights and obligations under the New CDMA Lease to the New Operating Entity.

Termination of the New CDMA Lease

The New Operating Entity may terminate the New CDMA Lease by not less than 180 days’ prior written notice with effect from the end of the Initial Term or any Additional Term. In addition, Unicom New Horizon or the New Operating Entity may terminate the New CDMA Lease if the other party commits any continuing or material breach of the New CDMA Lease. Unicom New Horizon is not otherwise permitted to terminate the New CDMA Lease.

Reasons for the CDMA Lease Arrangement

The Board believes that operation of the CDMA Network by way of leasing will enable the Company to effectively reduce the investment risks involved in developing the CDMA business. In particular, it will avoid the significant initial capital expenditure required during the initial stages of CDMA business development. It will also enable the Company to deploy the extensive coverage of the CDMA Network without having to incur the costs of purchasing the network at the outset. In addition, where the Company considers necessary, it has the right to purchase the CDMA Network from Unicom New Horizon to operate as its own facilities instead of leased facilities.

Historical information

For the years ended 31 December 2002, 2003 and 2004, the lease fee paid by the Group to Unicom New Horizon under the Old CDMA Leases amounted to RMB892 million (HK$841 million), RMB3,515 million (HK$3,313 million) and RMB6,589 million (HK$6,210 million), respectively. The old Lease Fee above was calculated in accordance with the Old CDMA Leases and is not a sufficient basis for forecasting the new Lease Fee under the New CDMA Lease.

Cap Amount

For each of the financial years ending 31 December 2005 and 2006, the annual lease fee for the New CDMA Lease shall not exceed the cap of RMB10,017 million (HK$9,440 million) and RMB13,523 million (HK$12,744 million), respectively.

The cap referred to above is determined with reference to:

(a)      the previous amount of CDMA Business Income; and

(b)      the potential growth of the Group’s CDMA Business Income. Since the commencement of the CDMA operations in 2002, the number of the Company’s CDMA subscribers has increased notably. It is expected that CDMA subscribers will continue to increase, which is consistent with the improving CDMA Network quality and successful marketing strategies. The number of the Group’s CDMA subscribers increased from 7.13 million as at 31 December 2002 to 27.81 million as at 31 December 2004.

(B)     New Comprehensive Services Agreement

(i)       Pursuant to an agreement dated 24 March 2005 (the New Comprehensive Services Agreement), Unicom Group agrees to (by itself or through subsidiaries of Unicom Group) enter into various services arrangements with the A Share Company, including the supply of telephone cards, procurement of equipment, interconnection arrangements, roaming arrangements, mutual provision of premises, leasing of transmission channels, the use of international telecommunication network gateway and leasing of satellite capacity on the basis that the A Share Company will have the right to transfer its rights and obligations under the agreement to the New Operating Entity. Unicom Group agrees to supply (by itself or through subsidiaries of Unicom Group) services to the A Share Company on arm’s length terms and on terms no less favourable than the terms of its supply of services to any member of Unicom Group or any other independent third party. Completion of the agreement is subject to, inter alia, the approval of the A Share Company’s independent shareholders. The agreement provides that the initial term shall be two years commencing from 1 January 2005 and is renewable for terms of two years at the option of the New Operating Entity.

(ii)      Pursuant to a transfer agreement dated 24 March 2005, the A Share Company agrees to transfer to the New Operating Entity all of its rights and obligations under the New Comprehensive Services Agreement. Under the transfer agreement, the A Share Company will cease to be a party to the New Comprehensive Services Agreement and the New Operating Entity will become a party to it in place of the A Share Company. Following the transfer, the New Operating Entity will exercise and enjoy all the rights of the A Share Company arising under the New Comprehensive Services Agreement as if the New Operating Entity had at all times been a party to the New Comprehensive Services Agreement. Completion of the transfer agreement is subject to, inter alia, Independent Shareholders’ approval.

(1)      Supply of telephone cards

Background

Under the New Comprehensive Services Agreement, Unicom Group will, through its 95% owned subsidiary, Unicom Xingye (or other subsidiaries of Unicom Group) provide various kinds of telephone cards, including SIM cards, UIM cards, IP telephone cards and rechargeable calling cards, for the New Operating Entity’s various networks. Unicom Group shall ensure that the quality of its telephone cards comply with the standards of the government authorities.

Pricing standards

Charges for the supply of these cards are based on the actual cost (including cost of import of specific telephone cards, manufacturing cost and cost of issuing specific telephone cards) incurred by Unicom Xingye or other subsidiaries of Unicom Group in supplying the cards together with a margin over cost to be agreed from time to time but in any case not to exceed 20 per cent. of the cost, and subject to appropriate volume discounts. Under the New Comprehensive Services Agreement, prices and volumes will be reviewed by the parties on an annual basis.

Historical information

For each of the years ended 31 December 2002, 2003 and 2004, the Group paid approximately RMB877 million (HK$827 million), RMB1,187 million (HK$1,119 million) and RMB1,088 million (HK$1,025 million) respectively, to Unicom Xingye, for purchase of telephone cards pursuant to the Old Comprehensive Services Agreement.

No Cap Amount

The Company considers that the transaction value of the supply of telephone cards shall not be subject to any annual cap amount for the following reasons:

The Group provides telecommunication services in the PRC and its revenue depends heavily on the sales of these telephone cards. Sales of these telephone cards is also instrumental for the Group to increase its subscriber base; growth in the Group’s subscribers number will in turn increase the demand of the Group for these telephone cards. The amount of telephone cards required by the Group from Unicom Xingye is directly linked to the number of the Group’s subscribers. Neither the Group nor Unicom Group will be able to control it as it depends entirely on the size of the Group’s subscriber base. Any restraint imposed on the Group from obtaining these telephone cards from Unicom Xingye will severely limit the Group’s ability to earn revenue and conduct its business in the ordinary course.

The Company has applied to the Hong Kong Stock Exchange for waiver from the requirements under Rule 14A.35(2) of the Listing Rules for imposing a cap on the supply of telephone cards for each of the financial years ending 31 December 2005 and 2006.

(2)      Equipment procurement services

Background

Under the New Comprehensive Services Agreement, Unicom Group agrees to provide comprehensive procurement services to the New Operating Entity through Unicom I/E Co, a 95% directly owned subsidiary of Unicom Group. Unicom I/E Co procures foreign and domestic telecommunications equipment and other materials required in the operation of the New Operating Entity’s various networks and provides services on management and consultation of tenders and agency services. Unicom I/E Co may commission other controlling subsidiaries of Unicom Group to provide equipment procurement services.

In addition, Unicom Group has also agreed to indemnify the New Operating Entity for any loss caused by any negligence, default, act or omission of Unicom Group or Unicom I/E Co in respect of equipment procurement under the New Comprehensive Services Agreement. The aggregate liability of Unicom Group for any claim under the New Comprehensive Services Agreement shall not exceed the total amount of agency services fees made to Unicom Group under the New Comprehensive Services Agreement.

Pricing standards

Charges for these services are calculated at the rate of:

(1)      0.55% of the contract value of those procurement contracts under US$30 million (including US$30 million) and 0.35% of the contract value of those procurement contracts over US$30 million, in the case of imported equipment; and

(2)      0.25% of the contract value of those procurement contracts under RMB200 million (including RMB200 million) and 0.15% of the contract value of those procurement contracts over RMB200 million, in the case of domestic equipment.

The rates were set by reference to the costs of Unicom I/E Co in providing the comprehensive procurement services. Unicom I/E Co has agreed not to charge services fees to the New Operating Entity in respect of procurement of transmission and auxiliary equipment of switches, dry-cell batteries, diesel oil engines, non-stop power supply, air-condition in generator rooms and fibre optical cables.

Historical information

For each of the years ended 31 December 2002, 2003 and 2004, the Group paid an agency fee of approximately RMB13.99 million (HK$13.18 million), RMB17.90 million (HK$16.87 million) and RMB17.76 million (HK$16.74 million) respectively, to Unicom I/E Co, for procurement services of domestic and international telecommunication equipment and other materials pursuant to the Old Comprehensive Services Agreement.

Cap Amount

For each of the financial years ending 31 December 2005 and 2006, the agency fee to be paid for equipment procurement by the New Operating Entity under the New Comprehensive Services Agreement shall not, in aggregate, exceed the cap of RMB40 million (HK$37.70 million) and RMB45 million (HK$42.41 million) respectively.

The caps referred to above are determined with reference to:

(a)      the previous transaction conducted and transaction amount in respect of procurement of equipment by the Group;

(b)      the importance of ensuring that the needs of the Group to obtain equipment necessary to its business can be satisfied at all times in a cost-efficient way.

(3)      Interconnection arrangements

Background

Under the New Comprehensive Services Agreement, various telecommunication networks of the New Operating Entity and various telecommunication network of Unicom Group interconnect with each other.

Pricing standards

(a)      Settlement between the cellular network of both parties

With respect to cellular calls between different provinces, settlement shall be made by one of the following two methods that is more favourable to the New Operating Entity:

(i)       the cellular network from which the outgoing calls originate and the cellular network which receives the incoming calls shall each retain 4% of the long distance call fee incurred and the remaining 92% of the long distance call fee shall be credited to the New Operating Entity;

(ii)      pursuant to the settlement standard stipulated in the Notice Concerning the Issue of the Measures on Settlement of Interconnection between Public Telecommunications Networks and Sharing of Relaying Fees () (Xin Bu Dian [2003] No. 454) promulgated by the MII on 28 October 2003, the cellular network from which the outgoing calls originate and the cellular network which receives the incoming calls shall each retain RMB0.06 from the long distance call fee. The remaining long distance call fee shall be credited to the New Operating Entity.

(b)      Other interconnection settlement between the networks of both parties

Both parties agree to conduct settlement in accordance with the relevant provisions in the Notice Concerning the Issue of the Measures on Settlement of Interconnection between Public Telecommunications Networks and Sharing of Relaying Fees () (Xin Bu Dian [2003] No. 454) promulgated by the MII on 28 October 2003 (and its amendments from time to time).

(c)      Both parties further agree that if the settlement method (and its amendment from time to time) formulated by the relevant government authorities in respect of similar settlement between the networks is more favourable to the New Operating Entity when compared with the above interconnection settlement arrangements, settlement shall be conducted pursuant to that settlement method.

Historical information

For the year ended 31 December 2002, interconnection revenue and interconnection expense from interconnection conducted by the Group pursuant to the Old Comprehensive Services Agreement were approximately RMB1,280.38 million (HK$1,206.65 million) and RMB174.46 million (HK$164.42 million) respectively.

For the year ended 31 December 2003, interconnection revenue and interconnection expense from interconnection conducted by the Group pursuant to the Old Comprehensive Services Agreement were approximately RMB751.70 million (HK$708.41 million) and RMB178.30 million (HK$168.03 million) respectively.

For the year ended 31 December 2004, interconnection revenue and interconnection expense from interconnection conducted by the Group pursuant to the Old Comprehensive Services Agreement were approximately RMB193.47 million (HK$182.33 million) and RMB40.08 million (HK$37.77 million) respectively.

(4)      Roaming arrangements

Background

Under the New Comprehensive Services Agreement, the New Operating Entity and Unicom Group provide roaming services to each other’s GSM and CDMA cellular subscribers within its respective cellular service areas.

Pricing standards

(a)      The cellular subscribers using roaming services will pay roaming fees at the agreed rate of RMB0.60 per minute of roaming usage for both incoming and outgoing calls based on MII guidelines.

(i)       If the cellular subscribers of the New Operating Entity roam in the service areas of Unicom Group, the New Operating Entity will be entitled to receive the roaming fees, which will be apportioned in the following way: (A) RMB0.40 (the rate for local call charges under MII guidelines) shall be paid to Unicom Group; and (B) the remaining RMB0.20 shall be withheld by the New Operating Entity;

(ii)      If the cellular subscribers of Unicom Group roam in the Twelve Provinces and Municipalities, 9A Areas and 9B Areas, Unicom Group will be entitled to receive the roaming fees, which will be apportioned in the following way (which is more favourable to the Group than the apportionment referred to in paragraph (i) above): (A) RMB0.56 shall be paid to the New Operating Entity; and (B) RMB0.04 shall be withheld by Unicom Group.

(b)      If the network of a third party cellular network operator is made available to the cellular subscribers of Unicom Group pursuant to the international roaming arrangements of Unicom Group, or if the network of Unicom Group is made available to the subscribers of any third party cellular network operator pursuant to such arrangements, the New Operating Entity shall receive 50% of all roaming revenue to be received under such international roaming arrangements such rate having been determined following arm’s length negotiation between the parties.

Historical information

For the year ended 31 December 2002, the roaming revenue derived and roaming expenses incurred by the Group under the Old Comprehensive Services Agreements amounted to approximately RMB398.26 million (HK$375.33 million) and RMB156.72 million (HK$147.69 million) respectively.

For the year ended 31 December 2003, the roaming revenue derived and roaming expenses incurred by the Group under the Old Comprehensive Services Agreements amounted to approximately RMB251.01 million (HK$236.55 million) and RMB137.97 million (HK$130.03 million) respectively.

For the year ended 31 December 2004, the roaming revenue derived and roaming expenses incurred by the Group under the Old Comprehensive Services Agreements amounted to approximately RMB26.70 million (HK$25.17 million) and RMB23.81 million (HK$22.44 million) respectively.

No Cap Amount

The Company considers that the transaction value of the interconnection and roaming arrangements shall not be subject to any annual cap amount for the following reasons:

The Group’s revenue depends on growth in call revenue and in its subscriber base on its various networks. Any such growth will necessarily result in the increased use of interconnection and roaming arrangements. Neither the Group nor Unicom Group will be able to control it as it depends entirely on subscriber usage. Any cap on these transactions will therefore limit the Group’s ability to conduct or expand its business in the ordinary course.

In addition, the prices for interconnection and roaming arrangements are based on standardised tariffs set by the MII (which is applicable to other cellular operators in the PRC) or internal tariffs agreed between the Group and Unicom Group that are more favourable to the Group than the standardised tariffs.

The Company has applied to the Hong Kong Stock Exchange for waiver from the requirements under Rule 14A.35(2) of the Listing Rules for imposing a cap on the interconnection and roaming arrangements for each of the financial years ending 31 December 2005 and 2006.

(5)      Mutual provision of premises

Background

The New Operating Entity and Unicom Group will provide to each other premises (including premises, air conditioning, electricity, power generating equipment and other relevant auxiliary facilities) belonging to the New Operating Entity or Unicom Group, or leased to the New Operating Entity or Unicom Group by third parties upon the request of the other party from time to time.

Pricing standard

Apart from cases where the premises have been leased from independent third parties, the rental amount in each case is based on the lower of depreciation costs and market prices for similar premises in that locality. However, the New Operating Entity may choose to charge Unicom Group market prices for premises rented to Unicom Group. In cases where the premises have been leased from an independent third party, the rental amount is the amount that is payable under the head lease. Charges for any air-conditioning and electricity are included in the rental amount. In the case of shared premises, the rent is split in proportion to the respective areas occupied by the parties.

Historical information

For the years ended 31 December 2002, 2003 and 2004, the total rents for premises leased by Unicom Group to the Group pursuant to the Old Comprehensive Services Agreements amounted to approximately RMB21.25 million (HK$20.03 million), RMB22.54 million (HK$21.24 million), and RMB29.04 million (HK$27.37 million) respectively, whereas the total rents for premises leased by the Group to Unicom Group pursuant to the Old Comprehensive Services Agreements amounted to approximately RMB3.43 million (HK$3.23 million), RMB4.60 million (HK$4.34 million), and RMB3.51 million (HK$3.31 million) respectively.

Chesterton Petty, an independent property valuer, has confirmed that the rental amounts payable under the above arrangements are fair and reasonable and do not exceed the market rent, with respect to the premises leased to the New Operating Entity, and do not fall below the market rent, with respect to the premises leased to Unicom Group.

Cap amount

For each of the financial years ending 31 December 2005 and 2006, the total rents for premises to be paid by the New Operating Entity pursuant to the New Comprehensive Services Agreement shall not, in aggregate, exceed the cap amount of RMB39.21 million (HK$36.95 million) and RMB52.93 million (HK$49.88 million) respectively, whereas the total rents for premises to be paid by Unicom Group shall not exceed, in aggregate, the cap amount of RMB5.00 million (HK$4.71 million) and RMB6.00 million (HK$5.65 million) respectively.

The caps on the mutual provision of premises have been set with reference to:

(i)       the Company’s historical transactions with Unicom Group;

(ii)      the Company’s estimates of the premises that are required to be leased by the Company, or, as the case may be, by Unicom Group; and

(iii)     the Company’s estimate of market rent at the respective locations for 2005 and 2006.

The estimation of the maximum number of premises that may be leased by the Company, or, as the case may be, by Unicom Group in the next two years takes into account the growth potential of the businesses of the Company, or, as the case may be, Unicom Group and the corresponding demand for more premises due to such growth.

(6)      Leasing of transmission channels

Unicom Group will lease fixed line transmission capacity from the New Operating Entity pursuant to the New Comprehensive Services Agreement.

Pricing standard

Charges for the leasing of transmission capacity are based on tariffs stipulated by the MII from time to time less a discount of up to 10%. The discount given by the New Operating Entity to Unicom Group shall not be more than what the New Operating Entity offers to other third party lessees for a similar lease. The stipulated tariffs vary depending on the type of transmission lines and the transmission distance. If new tariffs are stipulated by the MII, the discount rate will be reviewed.

Historical information

For the years ended 31 December 2002, 2003 and 2004, the total charges paid to the Group by Unicom Group for the leasing of fixed line transmission capacity amounted to approximately RMB567 million (HK$534 million), RMB185 million (HK$174 million) and RMB39 million (HK$37 million) respectively.

No Cap Amount

The Company considers that the transaction value of the leasing of transmission capacity shall not be subject to any annual cap amount for the following reasons:

As the lease fees of the long-distance transmission lines contribute to the revenue of the Group, imposing a cap on this transaction will put a limit on the Group’s revenue and hamper its ability to conduct its business in the ordinary course. In addition, any expansion of Unicom Group’s long-distance telephone business will necessarily result in the increased amount of transmission capacity leased to Unicom Group and in the increased lease fee revenue for the Group. Neither the Group nor Unicom Group will be able to control it as it depends entirely on Unicom Group’s subscriber usage.

In addition, the prices for the leasing of transmission lines are based on standardised tariffs set by the MII (which is applicable to other cellular operators in the PRC).

The Company has applied to the Hong Kong Stock Exchange for waiver from the requirements under Rule 14A.35(2) of the Listing Rules for imposing a cap on the leasing of transmission channels for each of the financial years ending 31 December 2005 and 2006.

(7)      Provision of international telecommunication network gateway

Background

Pursuant to the New Comprehensive Services Agreement, Unicom Group will provide international access to the New Operating Entity’s international long distance call services through its gateways at Shanghai, Guangzhou and Beijing. Unicom Group has undertaken not to provide international telecommunication network gateway services to other third parties.

Pricing standards

Charges for these services are based on the costs of Unicom Group to operate and maintain the international telecommunication network gateway facilities (including depreciation) and a margin over cost of 10%. The New Operating Entity will retain all the revenue arising from the provision of international long distance call services for its own benefits.

Historical information

For the years ended 31 December 2002, 2003 and 2004, the total charges paid by the Group for the international telecommunication network gateway services pursuant to the Old Comprehensive Services Agreements amounted to approximately RMB15.63 million (HK$14.73 million), RMB8.63 million (HK$8.13 million) and RMB17.06 million (HK$16.08 million) respectively.

No Cap Amount

The Company considers that the transaction value of the use of international telecommunication network gateway shall not be subject to any annual cap amount for the following reasons:

The Group’s revenue depends heavily on call revenue, including international call revenue. The provision of international call service by the Group depends on the use of the international telecommunication network gateway provided by Unicom Group. Any growth of the use of the Group’s international call service will necessarily result in the increased use of the international telecommunication network gateway capacity and facilities. Any increased use of international telecommunication network gateway capacity and facilities will increase Unicom Group’s costs of operating and maintaining these facilities (including depreciation) which would in turn raise the transaction amount of this transaction. Neither the Group nor Unicom Group will be able to control it as it depends entirely on subscriber usage. It is therefore difficult for the Group to estimate the future level of use of the international telecommunication network gateway. Limiting the Group’s use of Unicom Group’s international telecommunication network gateway will limit the Group’s ability to earn its revenue from international telephone calls.

The Company has applied to the Hong Kong Stock Exchange for waiver from the requirements under Rule 14A.35(2) of the Listing Rules for imposing a cap on the provision of international telecommunications network gateway for each of the financial years ending 31 December 2005 and 2006.

(8)      Leasing of satellite capacity

Background

The New Operating Entity will be entitled to lease satellite long distance digital bandwidth from Unicom Group pursuant to the New Comprehensive Services Agreement.

Pricing standards

Monthly lease fee for every 2M of digital bandwidth are based on tariffs stipulated by the MII. The New Operating Entity will pay the applicable minimum tariff in terms of related capacity and usage time less a discount of 10%, or a discount not less than those offered by any third party for similar leased transmission capacity. If new tariffs are stipulated by the MII, the discount rate will be reviewed.

Historical information

For the years ended 31 December 2002, 2003 and 2004, the lease fee paid by the Group to Unicom NewSpace for the leasing of satellite transmission capacity pursuant to the Old Satellite Channel Lease Agreement amounted to RMB35.15 million (HK$33.13 million), RMB 26.40 million (HK$24.88 million) and RMB14.15 million (HK$13.34 million) respectively.

No Cap Amount

The Company considers that the transaction value of the leasing of satellite capacity shall not be subject to any annual cap amount for the following reasons:

The Group’s revenue depends heavily on call revenue, including revenue from certain international and domestic calls that utilise the satellite capacity leased to the Group from Unicom Group. Any increase in the volume of calls that require satellite transmission will necessarily result in the increased use of the satellite capacity leased to the Group. Neither the Group nor Unicom Group will be able to control it as it depends entirely on subscriber usage. It is therefore difficult for the Group to estimate the future level of use of satellite capacity. Limiting the Group’s use of Unicom Group’s satellite capacity will limit the Group’s ability to earn its revenue from these calls.

In addition, the prices for the leasing of transmission lines are based on standardised tariffs set by the MII (which is applicable to other cellular operators in the PRC).

The Company has applied to the Hong Kong Stock Exchange for waiver from the requirements under Rule 14A.35(2) of the Listing Rules for imposing a cap on the leasing of satellite capacity for each of the financial years ending 31 December 2005 and 2006.

(C)     New Comprehensive Operator Services Agreement

(i)       Pursuant to an agreement dated 24 March 2005 (the New Comprehensive Operator Services Agreement), Unicom New Guoxin agrees to enter into various service arrangements, including the cellular subscriber value-added services, the “10010” customer services and the agency services, with the A Share Company on the basis that the A Share Company will have the right to transfer its rights and obligations under the agreement to the New Operating Entity. Unicom New Guoxin shall provide services to the A Share Company on arm’s length terms and on terms no less favourable than the terms of its service provided to any member of Unicom Group or any other independent third party. If there exists in the same region independent third parties which can provide the same services of a better quality or at a lower price to the A Share Company, the A Share Company shall be entitled to terminate the service by written notice to Unicom Group without any compensation. Completion of the agreement is subject to, inter alia, A Share Company’s independent shareholders’ approval. The agreement provides that the initial term shall be two years commencing from 1 January 2005 and is renewable for terms of two years at the option of the New Operating Entity.

(ii)      Pursuant to a transfer agreement dated 24 March 2005, the A Share Company agrees to transfer to the New Operating Entity, all of its rights and obligations under the New Comprehensive Operator Services Agreement. Under the transfer agreement, the A Share Company will cease to be a party to the New Comprehensive Operator Services Agreement, and the New Operating Entity will become a party to it in place of the A Share Company. Following the transfer, the New Operating Entity will exercise and enjoy all the rights of the A Share Company arising under the New Comprehensive Operator Services Agreement in substitution of the A Share Company as if the New Operating Entity had at all times been a party to the New Comprehensive Operator Services Agreement. Completion of the transfer agreement is subject to, inter alia, Independent Shareholders’ approval.

(1)      Cellular subscriber value-added services

Background

Pursuant to the New Comprehensive Operator Services Agreement, Unicom New Guoxin will use its paging network, equipment and operators to provide operator-based comprehensive value-added services for the New Operating Entity, including “Unicom Assistant” services.

Pricing standards

Pursuant to the New Comprehensive Operator Services Agreement, the New Operating Entity shall retain 40% of the revenue generated from the value-added services provided to the Group’s subscribers (and actually received by the New Operating Entity) and allocate 60% of such revenue to Unicom New Guoxin for settlement, on the condition that such proportion for Unicom New Guoxin shall not be higher than the market rate as determined by the average proportion for independent value-added telecommunications content providers who provide value-added telecommunications content to the Group in the same region.

Comparison with old pricing standards

Pursuant to the Old Comprehensive Operator Services Agreement, in relation to the settlement of charges for the supply of operator-based comprehensive value-added services between the Group and Unicom New Guoxin, the respective branches of Unicom New Guoxin and the Group may agree on the proportion for sharing the revenue derived (and actually received by the Group) from value-added services, on the condition that such agreed proportion for Unicom New Guoxin shall not be higher than the average agreed proportion for independent value-added telecommunications content providers who provide value-added telecommunications content to the Group in the same region. Subject to the foregoing condition, the proportion of revenue sharing may be adjusted annually.

The new measure for the value-added services fees for cellular subscribers as set out in the New Comprehensive Operator Services Agreement is determined by negotiation by the parties to the New Comprehensive Operator Services Agreement on the basis of the following factors:

(a)      The cellular value-added services arrangements between the Group and Unicom New Guoxin have a strong “business cooperation” character. The contribution by the cooperating parties shall have an important influence on the sharing proportion as pricing standard; and

(b)      In order to comply with the pricing principles for maintaining the profit margin, the service providers shall maintain reasonable profit margin.

Historical information

For the year ended 31 December 2004, approximately RMB859 million (HK$810 million) was settled with Unicom New Guoxin due to the above value-added services by the Group pursuant to the Old Comprehensive Operator Services Agreement.

No Cap Amount

The Company considers that the transaction value of value-added services shall not be subject to any annual cap amount for the following reasons:

The Group’s revenue depends on growth in call revenue and in its subscriber base on its various networks. As value-added service is an ancillary service to many of the Group’s subscribers, any subscriber growth will necessarily result in the increased use of these value-added services. Neither the Group nor Unicom New Guoxin will be able to control it as it depends entirely on subscriber usage. It is therefore difficult for the Group to estimate the future level of use of value-added services. Any increased level of use of value-added services will also benefit the Group as the Group shares with Unicom New Guoxin the revenue derived from this service. Any cap on these transactions will therefore limit the Group’s ability to conduct or expand its business in the ordinary course. As the charges for these value-added services contribute to the revenue of the Group, imposing a cap on this transaction will put a limit on the Group’s revenue.

The Company has applied to the Hong Kong Stock Exchange for waiver from the requirements under Rule 14A.35(2) of the Listing Rules for imposing a cap on the value-added services for each of the financial years ending 31 December 2005 and 2006.

(2)      “10010” Customer Services

Background

Pursuant to the New Comprehensive Operator Services Agreement, Unicom New Guoxin will provide the following customer services to the New Operating Entity:

(a)      Business inquiries: to provide customers with information about the New Operating Entity, the network, tariff, sales outlets and services of GSM and CDMA operations, as well as frequently asked questions on cellular communications.

(b)      Tariff inquiries: to answer instant tariff inquiry, balance inquiry, statement breakdown inquiry, overdue statement inquiry, amounts prepaid inquiry, account balance inquiry, status of payment inquiry from the customers of the New Operating Entity’s CDMA and GSM operations (including prepaid services) as well as statement inquiry from long-distance, domestic and IP telephony customers.

(c)      Account maintenance: to provide suspension and reactivation of accounts services, as well as other non-payment related account maintenance services to the customers of the New Operating Entity’s CDMA and GSM operations (including prepaid services), long-distance, domestic and IP telephony services.

(d)      Complaints handling: to enable the customers to file a complaint by phone, fax, post or other means. The system provides various questions and answers prepared on various types of complaints and a close-ended work process flow, all of which are aimed at assisting the customer services officers to accurately and promptly understand the issue being complained of, and to ensure that the customers will receive a satisfactory reply. At the same time, the customers may call “10010” to inquire about the status of handling of their complaints and the results thereof.

(e)      Customer interview and subscriber retention: Unicom New Guoxin will increase the number of operators and expand the scope of services according to the requirements of the New Operating Entity, and provide dedicated operators for such purposes. These services include conducting telephone interviews with new CDMA customers, high end CDMA and GSM customers, key customers and major accounts, as well as contacting by phone high end CDMA and GSM subscribers of the Group who wish to leave the cellular network in order to persuade them to remain as its customer.

Pricing standards

Pursuant to the New Comprehensive Operator Services Agreement, the service fees payable by the New Operating Entity to Unicom New Guoxin shall be calculated on the basis of the costs of the customer service plus a profit margin of not more than 10%. The costs of the customer service will be the costs per operator seat multiplied by the number of effectively operating operator seats:

(a)      The cost per operator seat in economically developed metropolises, such as Beijing and Shanghai, shall be the Actual Cost per Operator Seat (as defined below) in such area for the previous year. The cost per operator seat in areas apart from those economically developed metropolises shall be the lower of the Actual Cost per Operator Seat in the same region and the nationwide (excluding Beijing and Shanghai) average of Actual Cost per Operator Seat plus 10%, in each case, for the previous year.

The Actual Cost per Operator Seat is comprised of wages, administration expenses, operation and maintenance expenses, depreciation of equipment and leasing fees for premises attributable to the customer service. The Actual Cost per Operator Seat in a certain area shall be the product of dividing the costs of Unicom New Guoxin providing “10010” services (as confirmed in the audit report issued by an external audit firm) in the same region for the previous year by the average number of monthly operator seats of Unicom New Guoxin for the previous year. Such audit report and relevant supporting documents shall be provided to the New Operating Entity and its auditor.

(b)      Determination of the number of effectively operating operator seats: Unicom New Guoxin shall notify the number of operator seats of the previous month to the New Operating Entity before the tenth day of each month. The New Operating Entity shall confirm the number of effectively operating operator seats within five working days based on the criteria as set out in the Service Standard for Telecommunication Operations (for Trial Implementation) published by the MII. The number of effectively operating operator seats will be subject to the final confirmation by the New Operating Entity.

Historical information

For the year ended 31 December 2004, the aggregate fees paid by the Group for the customer services pursuant to Old Comprehensive Operator Services Agreement was approximately RMB525 million (HK$495 million).

No Cap Amount

The Company considers that the transaction value of customer services shall not be subject to any annual cap amount for the following reasons:

The Group’s revenue growth depends heavily on the growth of its subscriber base. As customer service is an ancillary service to many of the Group’s subscribers, any subscriber growth will necessarily result in the increased use of customer service. Neither the Group nor Unicom New Guoxin will be able to control it as it depends entirely on subscriber usage. Any cap on this transaction will therefore potentially limit the Group’s ability to provide normal customer service to its users and jeopardise the operation of the Group. The customer services will be priced on a cost plus margin basis and the costs will be audited annually by an independent audit firm and is subject to the final confirmation by the Group thus affording added protection to the Group.

The Company has applied to the Hong Kong Stock Exchange for waiver from the requirements under Rule 14A.35(2) of the Listing Rules for imposing a cap on the customer service for each of the financial years ending 31 December 2005 and 2006.

(3)      Agency services

Background

Pursuant to the New Comprehensive Operator Services Agreement, Unicom New Guoxin will provide subscriber development services to the New Operating Entity by telephone or through other channels by utilizing its paging network, equipment and operators.

Pricing standards

The pricing standard for the agency fee is that the agency fee chargeable to the New Operating Entity shall not exceed the market rate as determined by the average of agency fees chargeable by independent third party agents providing subscriber development service to the New Operating Entity in the same region.

Historical information

For the year ended 31 December 2004, approximately RMB9.05 million (HK$8.53 million) were incurred by the Group for the payment of agency fees in total pursuant to the Old Comprehensive Operator Services Agreement.

No Cap Amount

The Company considers that the transaction value of agency services shall not be subject to any annual cap amount for the following reasons:

Agency service is essential to the Group, which needs effective marketing strategies and means to sustain its growth in the highly competitive telecommunications market in China today. The agency fee is based on commissions charged for each newly developed subscriber. The total amount of commissions will increase if the nubmer of new subscribers developed by Unicom New Guoxin increases. Any cap on this service is therefore a limit on the number of new subscribers that Unicom New Guoxin is allowed to develop for the Group. Any such limit will limit the growth of the Group.

The Company has applied to the Hong Kong Stock Exchange for waiver from the requirements under Rule 14A.35(2) of the Listing Rules for imposing a cap on the agency services for each of the financial years ending 31 December 2005 and 2006.

(D)     New Guoxin Premises Leasing Agreement

(i)       Pursuant to an agreement dated 24 March 2005 (the New Guoxin Premises Leasing Agreement), the New Operating Entity agrees to provide their own premises to the A Share Company on the basis that the A Share Company will have the right to transfer its rights and obligations under the agreement to Unicom New Guoxin. Completion of the agreement is subject to, inter alia, the approval of the Independent Shareholders of the Company. The agreement provides that the initial term shall be two years commencing from 1 January 2005 and is renewable for further terms of two years at the option of the New Operating Entity.

(ii)      Pursuant to a transfer agreement dated 24 March 2005, the A Share Company agrees to transfer to Unicom New Guoxin all of its rights and obligations under the New Guoxin Premises Leasing Agreement. Under the transfer agreement, the A Share Company will cease to be a party to the New Guoxin Premises Leasing Agreement, and Unicom New Guoxin will become a party to it in place of the A Share Company. Following the transfer, Unicom New Guoxin will exercise and enjoy all the rights of the A Share Company arising under the New Guoxin Premises Leasing Agreement in substitution of the A Share Company as if Unicom New Guoxin had at all times been a party to the New Guoxin Premises Leasing Agreement. Completion of the transfer agreement is subject to, inter alia, A Share Company’s independent shareholders’ approval.

Background

Pursuant to the New Guoxin Premises Leasing Agreement, the New Operating Entity will provide their own premises according to the request of Unicom New Guoxin from time to time.

Pricing standards

The rental amount in each case is based on the higher of depreciation costs and market prices for similar premises in that locality.

Historical information

For the year ended 31 December 2004, the total rental amount for premises leased paid by Unicom New Guoxin to the Group was approximately RMB19.47 million (HK$18.35 million).

Chesterton Petty, an independent property valuer, has confirmed that the rental amounts payable by Unicom New Guoxin under the above arrangements are fair and reasonable to the Group and are not below market rent.

Cap Amount

For each of the financial years ended 31 December 2005 and 2006 respectively, the aggregate rental payable by the Unicom New Guoxin for the premises under the New Guoxin Premises Leasing Agreement will not exceed the capped amount of RMB26.29 million (HK$24.78 million) and RMB35.49 million (HK$33.45 million) respectively.

The caps on the New Guoxin Premises Leasing Agreement have been set with reference to:

(i)            the Company’s transactions in 2004 with Unicom New Guoxin;

(ii)           the Company’s estimates of the premises that are required to be leased by Unicom New Guoxin; and

(iii)          the Company’s estimate of market rent at the respective locations for 2005 and 2006.

The estimation of the maximum number of premises that may be leased by Unicom New Guoxin in the next two years takes into account the growth potential of the businesses of Unicom New Guoxin and the corresponding demand for more premises due to such growth.

4.       Approval of Independent Shareholders

The Board (including the independent non-executive directors) takes the view that the terms of the New Agreements are fair and reasonable, on normal commercial terms and that the Continuing Connected Transactions are in the interests of the Company and its Shareholders as a whole.

The Company will seek Independent Shareholders’ approval of (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2005 and 2006 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps. In addition, the Company shall comply with the relevant requirements under Chapter 14A of the Listing Rules in relation to the Continuing Connected Transactions.

5.       General Information

The Group is principally engaged in telecommunications businesses in the PRC.

Since the Ministry of Commerce has approved the Unicom New World Merger and the relevant legal procedures will be completed shortly, CUCL and Unicom New World have agreed and confirmed in the relevant New Agreements that upon the completion of the legal procedures relating to the Unicom New World Merger, all the rights and obligations of Unicom New World under the relevant New Agreements will be succeeded by CUCL and CUCL can succeed to the rights and obligations of Unicom New World under the relevant New Agreements without any separate approval and consent from the A Share Company.

6.       Extraordinary General Meeting

A notice of the Extraordinary General Meeting to be held at Ball Room A, Level 5, Island Shangri-la Hotel, Two Pacific Place, Supreme Court Road, Queensway, Hong Kong on 12 May 2005 at 4:00 p.m. (or as soon thereafter as the annual general meeting of the Company to be convened at 3:00 p.m. at the same place and date shall have been concluded or adjourned) is set out on page 51 of this Circular at which an ordinary resolution will be proposed to approve (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2005 and 2006 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps.

In accordance with the Listing Rules, any connected person with a material interest in the Continuing Connected Transactions, and any Sharehlders with a material interest in the Continuing Connected Transactions and their respective Associates, will abstain from voting on the resolution to approve (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2005 and 2006 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps. Unicom BVI, the controlling shareholder of the Company, and its respective Associates who are Shareholders will therefore abstain from voting. The votes to be taken at the Extraordinary General Meeting will be taken by poll, the results of which will be announced after the Extraordinary General Meeting.

Under the articles of association of the Company, a poll can be demanded by the following person(s):

(a)      the chairman of the meeting; or

(b)      at least three (3) Shareholders present in person (or if the Shareholder is a corporate, present by its duly authorised representative) or by proxy and entitled to vote; or

(c)      any Shareholder or Shareholders present in person (or if the Shareholder is a corporate, present by its duly authorized representative) or by proxy and representing in the aggregate not less than one-tenth of the total voting rights of all Shareholders having the right to attend and vote at the meeting; or

(d)      any Shareholder or Shareholders present in person (or if the Shareholder is a corporate, present by its duly authorized representative) or by proxy and holding Shares conferring a right to attend and vote at the meeting on which there have been paid sums in the aggregate equal to not less than one-tenth of the total sum paid up on all Shares conferring that right.

A form of proxy for use at the Extraordinary General Meeting is enclosed. Whether or not Shareholders are able to attend the Extraordinary General Meeting, they are requested to complete and return the enclosed form of proxy to the Company’s registered office at 75th Floor, The Center, 99 Queen’s Road Central, Hong Kong, as soon as practicable and in any event by not later than 48 hours before the time appointed for holding the Extraordinary General Meeting. Completion and return of the form of proxy will not preclude you from attending and voting in person at the Extraordinary General Meeting.

7.       Factors for Consideration

Independent Shareholders should consider the following factors when considering the resolution to be proposed:

•         Lehman Brothers, the independent financial adviser to the Independent Board Committee and the Independent Shareholders, is of the view that, solely from a financial point of view, (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2005 and 2006 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps are on normal commercial terms in the ordinary and usual course of business, fair and reasonable and in the interests of the Company and its Shareholders as a whole;

•         The Independent Board Committee considers, from a financial point of view, (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2005 and 2006 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps to be on normal commercial terms in the ordinary and usual course of business, fair and reasonable and in the interests of the Company and its Shareholders as a whole. The Independent Board Committee recommends that the Independent Shareholders should vote in favour of the resolution at the Extraordinary General Meeting.

8.                      Recommendation

Your attention is drawn to the letter of the Independent Board Committee to the Independent Shareholders set out on page 27 of this Circular, which contains recommendation in respect of (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2005 and 2006 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps.

The letter of Lehman Brothers to the Independent Board Committee and the Independent Shareholders is set out on pages 28 to 46 of this Circular, which discusses whether (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2005 and 2006 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps are fair and reasonable.

9.                      Additional Information

Your attention is drawn to the general information set out in the Appendix to this Circular.

By Order of the Board
China Unicom Limited
Chang Xiaobing
Chairman

LETTER FROM THE INDEPENDENT BOARD COMMITTEE

CHINA UNICOM LIMITED

(Incorporated in Hong Kong with limited liability under the Hong Kong Companies Ordinance)

18 April 2005

To the Independent Shareholders

Dear Sir or Madam,

CONTINUING CONNECTED TRANSACTIONS

We refer to the circular (the “Circular”) dated 18 April 2005 issued by the Company to its shareholders of which this letter forms a part. Terms defined in the Circular shall have the same meaning when used in this letter, unless the context otherwise requires.

We have been appointed as the Independent Board Committee to make a recommendation to the Independent Shareholders as to whether, in our view, (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2005 and 2006 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps, in each case, as set out on pages 6 to 26 of this Circular, from a financial perspective, are fair and reasonable so far as the Independent Shareholders are concerned. Lehman Brothers has been appointed as an independent financial adviser to the Independent Board Committee on the fairness and reasonableness of (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2005 and 2006 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps from a financial perspective.

Having considered the information set out in the Letter from the Board and the principal factors, reasons and recommendation set out in the letter from Lehman Brothers, we are of the opinion that (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2005 and 2006 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps are on normal commercial terms in the ordinary and usual course of business and fair and reasonable, from a financial perspective, so far as the Independent Shareholders are concerned. We consider that (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2005 and 2006 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps are in the interests of the Company as well as the Shareholders as a whole.

Accordingly, we recommend the Independent Shareholders to vote in favour of resolution to approve (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2005 and 2006 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps at the Extraordinary General Meeting.

Yours faithfully,
Cheung Wing Lam, Linus (Chairman of the Committee)
Wu Jinglian
C. James Judson
Shan Weijian
Independent Board Committee

LETTER FROM LEHMAN BROTHERS

Lehman Brothers Asia Limited

26/F, Two International Finance Centre

8 Finance Street,

Central, Hong Kong

18 April 2005

To the Independent Board Committee and Independent Shareholders of

China Unicom Limited

Dear Sirs,

TERMS OF THE NEW AGREEMENTS, THE CAPS
FOR EACH OF THE FINANCIAL YEARS ENDING 31 DECEMBER 2005
AND 2006 ON THE CAPPED CONTINUING CONNECTED TRANSACTIONS
AND THE NO CAPS CONTINUING CONNECTED TRANSACTIONS NOT
BEING SUBJECT TO CAPS

INTRODUCTION

We refer to the circular dated 18 April 2005 (the “Circular”) issued by China Unicom Limited (the “Company”), of which this letter forms a part. Terms defined in the Circular shall have the same meanings herein.

The Continuing Connected Transactions constitute connected transactions for the Company under the Listing Rules and, pursuant to the Listing Rules, are subject to approval by the Independent Shareholders. We have been appointed to act as the independent financial adviser to the Independent Board Committee and the Independent Shareholders to give an independent opinion as to (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2005 and 2006 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps set out on pages 6 to 26 of the Circular. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to enter into the New Agreements or the commercial or financial viability of the Company’s operation of the CDMA Network (the “CDMA Business”) or any of the other services covered in the New Agreements nor the Company’s underlying decision relating to (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2005 and 2006 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps. This letter has been prepared and delivered in accordance with the requirements of the Listing Rules for the purpose of assisting the Independent Board Committee in their duties to evaluate the above mentioned aspects and for no other reason.

In formulating our opinion with regards to (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2005 and 2006 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps, we have reviewed, among other things, the Circular, the New CDMA Lease, the New Comprehensive Services Agreement, the New Comprehensive Operator Services Agreement, and the New Guoxin Premises Leasing Agreement, and certain financial information relating to the CDMA Business. We considered information, given in writing and orally, by the Directors, the Company’s advisers, and the management of the Company. We also reviewed such research studies and publicly available information as we deemed necessary. We have relied, without assuming any responsibility for independent verification, on the information and the facts about the CDMA Network, the CDMA Business, the New Agreements, the Continuing Connected Transactions, the Company, CUCL, Unicom New World, the New Operating Entity, Unicom Group, Unicom New Horizon, Unicom New Guoxin and the A Share Company as supplied by the Company and its management (the “Management”) and the Board, as well as publicly available information. We have assumed that such information and facts, and any representations made to us, are true, accurate, and complete in all material respects as of the date hereof and that they may be relied upon. We have also assumed that all information and representations contained or referred to in the Circular are true, accurate, and complete in all material respects as of the date hereof and have relied upon them. We have also assumed that all statements of intention of the Management or the Directors, as set forth in the Circular, will be implemented. With respect to any historical costs and financial statements, financial forecasts, estimates, and projections relating to the CDMA Business and the CDMA Network, we have assumed that each was prepared on bases reflecting the best currently available information, views, and judgements of the historical and future financial revenues and expenses involved in the CDMA Business and the CDMA Network and may be relied upon by us in formulating our opinion. We have also assumed that each of the New CDMA Lease, the New Comprehensive Services Agreement, the New Comprehensive Operator Services Agreement, and the New Guoxin Premises Leasing Agreement is enforceable against each of the parties thereto in accordance with its terms and that each of the parties will perform, and will be able to perform, its obligations thereunder, and as otherwise described in the Circular, in full when due.

We have not carried out any independent verification of the information provided to us nor have we conducted any form of investigation into the commercial viability or the future prospects of the CDMA Business, the operational characteristics of the CDMA Network, or the financial condition or future prospects of any of the parties or the Company. We have made no physical inspection of the CDMA Network. We have further assumed that all material governmental, regulatory, or other consents and approvals necessary for the effectiveness and implementation of the CDMA Business, the CDMA Network and the Continuing Connected Transactions have been or will be obtained without any adverse effect on the CDMA Business or the CDMA Network or the contemplated benefits to the Company.

Our opinion is necessarily based upon the financial, economic, market, regulatory, and other conditions as they exist on, and the facts, information, and opinions made available to us as of the date of this letter. We disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting the opinion expressed herein which may come or be brought to our attention after the date hereof.

Our opinion is also subject to the following qualifications:

(a)                  We are instructed to act as the independent financial adviser to the Independent Board Committee in relation to (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2005 and 2006 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps. As such, the scope of our review, and consequentially, our opinion, is limited by reference to a financial point of view only and does not include any statement or opinion as to the merits or otherwise of (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2005 and 2006 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps;

(b)                 We have considered (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2005 and 2006 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps from the perspective of Independent Shareholders as a whole, and not from the perspective of each individual Independent Shareholder. As such, each Independent Shareholder should consider his/her/its vote on the merits or otherwise of (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2005 and 2006 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps in his/her/its own circumstances and from his/her/its own point of view having regard to all the circumstances (and not only the financial perspectives offered in this letter) as well as his/her/its own investment objectives;

(c)                  We express no opinion as to whether (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2005 and 2006 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps will be completed or achieved;

(d)                 Nothing contained in this letter should be construed as an opinion or view as to the trading price or market trends of any securities of the Company at any particular time;

(e)                  Nothing contained in this letter should be construed as a recommendation to hold, sell or buy any securities of the Company;

(f)                    We were not requested to and did not provide services other than the delivery of this letter relating to (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2005 and 2006 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps. We did not participate in negotiations with respect to (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2005 and 2006 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps; and

(g)                 The opinion contained in this letter is intended to provide only one of the bases on which the Independent Board Committee may make their recommendation to the Independent Shareholders on how to vote in respect of (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2005 and 2006 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps.

We will receive a fee from the Company for the delivery of this letter. The Company has also agreed to indemnify Lehman Brothers Asia Limited and certain related persons against certain liabilities and expenses in connection with this engagement.

PRINCIPAL FACTORS AND REASONS

In arriving at our opinion, we have taken into consideration the principal factors and reasons set out below. In reaching our conclusion, we have considered the results of the analyses in light of each other and ultimately reached our opinion based on the results of all analyses taken as a whole.

1.                      Background and Rationale

Background

According to the MII, as of 31 December 2004, there were approximately 334 million cellular phone subscribers in the PRC, an increase of over 155% from 20 September 2001, when there were approximately 131 million subscribers. The growth of the cellular phone market in the PRC has exceeded the MII’s expectations in 2001, when it projected that the number of subscribers would reach approximately 260 million by the end of 2005. While there remain two cellular phone service providers in the PRC, other operators compete in the margins and competition between the two cellular phone service providers has increased, as consumers have become more deliberate in their communications choices. In addition to price considerations, consumers are focused on service quality offered by cellular phone service providers as a key differentiating factor in their network selection.

As of 31 December 2004, Unicom Group and the Company together maintained an estimated 36.6% market share as compared to the 63.4% market share of their principal competitor, China Mobile Communications Corporation (including its subsidiaries). Historically, both operators have primarily offered services on a GSM platform. The GSM platform is the most popular technical format for cellular operators in Europe and most countries in Asia, and is used by operators including Deutsche Telekom, France Telecom, Singapore Telecom, and Vodafone. The CDMA platform is more popular in the U.S., Japan, and Korea, and is used by operators including Sprint, Verizon, KDDI, and SK Telecom. The CDMA platform is often considered to facilitate superior service for the consumer as compared to the GSM platform. In some markets, such as the U.S., the CDMA platform has been used as the basis for a distinct brand and service offering to compete against established GSM operators.

On 8 January 2002, the Company introduced CDMA services in the PRC, following the signing of the CDMA lease agreement dated 22 November 2001 between CUCL, Unicom New Horizon and Unicom Group. Since 8 January 2002, the Company has significantly grown the CDMA Business, with subscribers totalling approximately 27.8 million as of 31 December 2004, representing 24.8% of the Company’s total cellular phone service subscribers. Unicom currently leases Capacity on the CDMA Network from Unicom New Horizon in the Twelve Provinces and Municipalities, the 9A Areas and the 9B Areas pursuant to the Old CDMA Leases.

In respect of the Old CDMA Leases, the lease fee paid by the Company to Unicom New Horizon amounted to RMB892 million (HK$841 million), RMB3,515 million (HK$3,313 million) and RMB6,589 million (HK$6,210 million) for the years ended 31 December 2002, 2003 and 2004, respectively. However, the old lease fee was calculated in accordance with the Old CDMA Leases and is not a sufficient basis for forecasting the new lease fee under the New CDMA Lease.

The Company’s controlling shareholder, Unicom Group, has the only licence, issued by the MII, to offer CDMA cellular services in the PRC.

Rationale for the Network Lease

The Management has informed us that it prefers to lease Capacity on the CDMA Network from Unicom New Horizon rather than construct the CDMA Network itself, principally because the CDMA Lease enables the Company to offer CDMA services without the risks associated with constructing and owning the CDMA Network. In particular:

(a)                  The Company is able to benefit from the rights to exploit the extensive coverage of the CDMA Network without having to incur the costs of purchasing the CDMA Network at the outset.

(b)                 The terms of the New CDMA Lease are flexible as the lease fee is based on the CDMA revenue earned.

(c)                  The Company retains the flexibility of being able to purchase the CDMA Network in the future by exercising the Purchase Option.

On the above bases, we concur with the Management that the New CDMA Lease enables the Company to offer CDMA services without the risks associated with constructing and owning the CDMA Network.

2.                      Parties to the New Agreements

The Company

The Company is an integrated telecommunications provider providing cellular phone services in 30 provinces, municipalities and autonomous regions in China and is also engaged in the provision of international and domestic long distance phone, data communication (including Internet and IP telephony) and other related telecommunications value-added services throughout China. The Company offers both GSM services (the “GSM Business”) and CDMA services. According to the Company’s past public disclosure, as of 31 December 2004, the GSM Business and CDMA Business had 84.3 million customers and 27.8 million customers, respectively, and accounted for 59.8% and 33.2%, respectively, of the Company’s revenues in the year ended 31 December 2004. However, as subscribers have increased, the monthly average revenue per user (“ARPU”) reported by the Company has declined, with GSM ARPU declining from RMB69.0 (HK$65.0) in the year ended 31 December 2002, to RMB49.4 (HK$46.6) in the year ended 31 December 2004, and CDMA ARPU declining from RMB172.3 (HK$162.4) in the year ended 31 December 2002, to RMB85.3 (HK$80.4) in the year ended 31 December 2004. Note that the ARPU for the year ended 31 December 2002 only includes the ARPU of the Twelve Provinces and Municipalities, while the ARPU for the year ended 31 December 2004 includes the ARPU for the Twelve Provinces and Municipalities, the 9A Areas and the 9B Areas.

For the year ended 31 December 2004, the Company reported revenues of RMB79.33 billion (HK$74.76 billion) and net income of RMB4.39 billion (HK$4.14 billion). The Company is listed on the Hong Kong Stock Exchange and the New York Stock Exchange.

As of the Latest Practicable Date, Unicom Group indirectly holds approximately 77.37% of the existing issued share capital of the Company and the Company owns 100% of the existing issued share capital of CUCL.

CUCL

CUCL is a wholly-owned subsidiary of the Company incorporated in the PRC. As the Company’s original operating subsidiary, CUCL’s operations include the Company’s GSM Business and CDMA Business in nine provinces and three municipalities (the Twelve Provinces and Municipalities), as well as the Company’s long distance, data, and Internet businesses. Unicom New Century was merged into CUCL on 30 July 2004, and the merger of Unicom New World into CUCL is still on-going. Unicom New Century’s operations included the Company’s GSM Business and CDMA Business in six provinces, two autonomous regions and one municipality (the 9A Areas) while Unicom New World’s operations included the Company’s GSM Business and CDMA Business in the remaining six provinces and three autonomous regions (the 9B Areas).

Unicom New World

Unicom New World Telecommunications Corporation Limited is a wholly-owned subsidiary of the Company that is in the process of being merged into CUCL.

New Operating Entity

Prior to the merger of Unicom New World into CUCL, the New Operating Entity refers to CUCL and Unicom New World together. After the merger, it refers to CUCL.

Unicom Group

Unicom Group is a telecommunications provider offering cellular, and paging services. It continues to offer GSM and CDMA mobile communications services in Guizhou province in the PRC. The combined market share of Unicom Group and the Company nationwide is approximately 36.6%.

Unicom Group is a company owned by China’s State-owned Assets Supervision and Administration Commission and various state-owned enterprises. As of the Latest Practicable Date, Unicom Group indirectly holds approximately 77.37% of the existing issued share capital of the Company and 100% of the existing issued share capital of Unicom New Horizon.

Unicom New Guoxin

Unicom New Guoxin Telecommunications Corporation Limited (formerly known as “Guoxin Paging Corporation Limited”) is a wholly-owned subsidiary of Unicom Group incorporated in the PRC. It is involved in the provision of paging and call centre services.

Unicom New Horizon

Unicom New Horizon is a wholly-owned subsidiary of Unicom Group incorporated in the PRC. It was formed for the exclusive purpose of constructing the CDMA Network throughout China.

3.                      Continuing Connected Transactions

New CDMA Lease

Terms of the New CDMA Lease

The terms of the New CDMA Lease are set out in the “Letter from the Board” in the Circular and include the following:

•                          Unicom New Horizon shall plan, finance and construct the CDMA Network (the first three phases of which have already been completed) and shall ensure that all subsequent phases of the CDMA Network are constructed in accordance with the detailed specifications and timetable agreed between Unicom New Horizon and the New Operating Entity;

•                          The New Operating Entity shall be responsible for the operation, management and maintenance of the CDMA Network in accordance with the New CDMA Lease;

•                          The New Operating Entity has the exclusive rights to provide CDMA services in the Twelve Provinces and Municipalities, the 9A Areas and the 9B Areas;

•                          Under the New CDMA Lease, Unicom New Horizon has agreed to lease all the constructed Capacity of its CDMA Network to the A Share Company. Pursuant to a transfer agreement dated 24 March 2005, the A Share Company has transferred all of its rights and obligations under the New CDMA Lease to the New Operating Entity;

•                          The New CDMA Lease is effective for two years commencing from 1 January 2005 (the Initial Term), and may be renewed at the option of the New Operating Entity. The length of each Additional Term shall be agreed by all parties to the New CDMA Lease;

•                          Unicom New Horizon has agreed to lease all constructed Capacity of its CDMA Network to the New Operating Entity;

•                          The lease fee will be calculated on the basis that it will amount to 29% of the audited CDMA Business Income of the New Operating Entity in 2005 and to 30% of the audited CDMA Business Income of the New Operating Entity in 2006, provided that the annual lease fee of the CDMA Network for a given calendar year in the Initial Term shall not be less than 90% of the annual lease fee of the preceding year. The lease fee and the Minimum Lease Fee for any Additional Term shall be re-negotiated by the parties to the New CDMA Lease;

•                          The New Operating Entity and Unicom New Horizon agree to share the Constructed Capacity Related Costs (as defined below) such that the New Operating Entity will only bear those costs in proportion to the actual number of cumulative CDMA subscribers as at the end of the month prior to the occurrence of the costs divided by 90%;

•                          Unicom Group has unconditionally and irrevocably guaranteed the due and punctual performance by Unicom New Horizon of its obligations under the New CDMA Lease. Unicom Group has also agreed to indemnify the New Operating Entity for any loss as a result of any defect in, or any loss or damage to, any of the equipment caused by the negligence, default, act or omission of Unicom New Horizon or Unicom Group under the New CDMA Lease or in connection with the CDMA Network;

•                          The New Operating Entity may terminate the New CDMA Lease by giving not less than 180 days’ prior written notice, with effect from the end of the Initial Term or any Additional Term. In addition, Unicom New Horizon or the New Operating Entity may terminate the New CDMA Lease if the other party commits any continuing or material breach of the New CDMA Lease. Unicom New Horizon is not otherwise permitted to terminate the New CDMA Lease;

•                          The New Operating Entity has the right to purchase the CDMA Network at any time during the term of the New CDMA Lease and within one year after the termination or expiry (without renewal) of the New CDMA Lease. The purchase price shall be negotiated between Unicom New Horizon and the New Operating Entity, based on the appraised value of the CDMA Network determined by an independent asset appraiser in accordance with applicable PRC laws and regulations and taking into account prevailing market conditions and other factors, provided that it will not exceed such price as would enable, after taking into account all lease fee payments made to Unicom New Horizon and all discounts on lease fee for delay, Unicom New Horizon to recover the Network Construction Cost together with an internal rate of return on its investment of 8%.

The Constructed Capacity Related Costs referred to above means those costs of operating and managing the CDMA Network which relate directly to the constructed Capacity on the CDMA Network, including the rental fees for the exchange centres and the base stations and related expenses including water and electricity charges, heating charges and fuel charges for the relevant equipment, as well as the maintenance costs of a non-capital nature.

Cap Amount

For each of the financial years ending 31 December 2005 and 2006, the annual lease fee for the New CDMA Lease shall not exceed the cap of RMB10.017 billion (HK$9.440 billion) and RMB13.523 billion (HK$12.744 billion), respectively.

Comparison of the New CDMA Lease and the Old CDMA Leases

Under the Old CDMA Leases, the old lease fee was based on the number of lines leased multiplied by the lease fee per line. The lease fee per line was calculated to allow Unicom New Horizon to recover the Network Construction Cost in seven years, with an internal rate of return on its investment of 8%. The pricing method under the Old CDMA Leases was determined at the initial stage of network construction, when the CDMA Business was still developing. In light of the changed circumstances facing the Company, including the completion of large scale construction of the CDMA Network and the growth in the CDMA Business, the Management believes that the new pricing method should place more emphasis on the operation of the CDMA Business and that revenue should be a more important driver of lease fee pricing.

In particular, the fact that the lease fee per line is fixed depending on the construction cost of the CDMA Network raises two complications:

(1)                  In the future, construction of the CDMA Network will focus on enhancing the network quality by investing in the optimisation of network, indoor projects and the development of new business and new functions, which will not create new Capacity and which therefore cannot be reflected in the existing method of leasing the network Capacity; and

(2)                  The fixed cost nature of the lease fee per line exposes the Company to declining margins which result from an increasing subscriber / declining ARPU environment.

Furthermore, the determination of the amount of Capacity leased under the Old CDMA Leases requires forecasting of subscriber growth and the amount of Capacity leased was determined according to the expected utilisation rate. The inflexible way in which the amount of Capacity leased is determined may lead to a shortage in capacity should actual subscriber growth be higher than forecasted or, conversely, to a higher than necessary amount of leased Capacity and, consequently, higher than necessary lease fees should actual subscriber growth be lower than forecasted.

The new lease fee is better matched to future business income and enhances the certainty and transparency of lease cost to the Company. The Management believes that the new lease fee will also benefit Unicom New Horizon by causing Unicom New Horizon to focus on the potential for creating income and efficiency when investing in network construction.

Furthermore, the levels at which the new lease fee have been set are made with reference to the Management’s expectations of CDMA subscriber and, more importantly, ARPU trends in 2005 and 2006.

Under the New CDMA Lease, the New Operating Entity and Unicom New Horizon agree to share the Constructed Capacity Related Costs based on similar principles provided for under the Old CDMA Leases. The supplemental agreement to the Old CDMA Leases signed in November 2004 provided that these costs were borne by the Company in proportion to the Capacity actually leased under the Old CDMA Leases. With the change in the lease fee calculation, the Company now leases all of the Capacity on the CDMA Network from Unicom New Horizon, removing the basis for apportioning the Constructed Capacity Related Costs under the supplemental agreement to the Old CDMA Leases. The proportion of the Constructed Capacity Related Costs to be borne by the New Operating Entity shall be calculated by reference to the actual number of cumulative CDMA subscribers as at the end of the month prior to the occurrence of the costs divided by 90%. The New CDMA Lease removes the need for the Company to forecast the Capacity that it has to lease to calculate the Constructed Capacity Related Costs that it has to bear, as well as the risk that the Company’s forecast of Capacity needed to be leased is higher than the actual number of cumulative CDMA subscribers.

New Comprehensive Services Agreement

(i)                     Pursuant to the New Comprehensive Services Agreement, Unicom Group entered into various services arrangements with the A Share Company on the basis that the A Share Company will have the right to transfer its rights and obligations under the agreement to the New Operating Entity. Unicom Group agrees to supply services to the A Share Company on an arm’s length basis and on terms no less favourable than the terms of its supply of services to any member of Unicom Group or any other independent third party. Completion of the agreement is subject to, inter alia, the approval of the A Share Company’s independent shareholders. The agreement provides that the initial term shall be two years commencing from 1 January 2005 and is renewable for terms of two years at the option of the New Operating Entity.

(ii)                  Pursuant to a transfer agreement dated 24 March 2005, the A Share Company agrees to transfer to the New Operating Entity all of its rights and obligations under the New Comprehensive Services Agreement. Under the transfer agreement, the A Share Company will cease to be a party to the New Comprehensive Services Agreement and the New Operating Entity will become a party to it in place of the A Share Company. Following the transfer, the New Operating Entity will exercise and enjoy all the rights of the A Share Company arising under the New Comprehensive Services Agreement as if the New Operating Entity had at all times been party to the New Comprehensive Services Agreement. Completion of the transfer agreement is subject to, inter alia, Independent Shareholders’ approval.

(1)               Supply of telephone cards

Under the New Comprehensive Services Agreement, Unicom Group will, through its 95.0% owned subsidiary, Unicom Xingye (or other subsidiaries of Unicom Group) provide various kinds of telephone cards, including SIM cards, UIM cards, IP telephone cards and rechargeable calling cards, for the New Operating Entity’s various networks. Unicom Group shall ensure that the quality of its telephone cards comply with the standards of the government authorities.

Charges for the supply of these cards are based on the actual cost (including cost of import of specific telephone cards, manufacturing cost and cost of issuing specific telephone cards) incurred by Unicom Group in supplying the cards together with a margin over cost to be agreed from time to time but not exceeding 20 per cent. of the cost, and subject to appropriate volume discounts. Under the New Comprehensive Services Agreement, prices and volumes will be reviewed by the parties on an annual basis.

For each of the years ended 31 December 2002, 2003 and 2004, the Company paid approximately RMB877 million (HK$827 million), RMB1,187 million (HK$1,119 million) and RMB1,088 million (HK$1,025 million) respectively, to Unicom Xingye, for purchase of telephone cards pursuant to the Old Comprehensive Services Agreement.

There shall not be any annual cap amount on the transaction value of the supply of telephone cards.

(2)               Equipment procurement services

Under the New Comprehensive Services Agreement, Unicom Group agrees to provide comprehensive procurement services to the New Operating Entity through Unicom I/E Co, in which Unicom Group directly holds a 95.0% interest. Unicom I/E Co procures foreign and domestic telecommunications equipment and other materials required in the operation of the New Operating Entity’s various networks as well as provides services on management and consultation of tenders and agency services. Unicom I/E Co may commission other controlling subsidiaries of Unicom Group to provide equipment procurement services.

In addition, Unicom Group has also agreed to indemnify the New Operating Entity for any loss caused by any negligence, default, act or omission of Unicom Group or Unicom I/E Co in respect of equipment procurement under the New Comprehensive Services Agreement. The aggregate liability of Unicom Group for any claim under the New Comprehensive Services Agreement shall not exceed the total amount of agency services fees made to Unicom Group for equipment procurement services under the New Comprehensive Services Agreement.

Charges for these services are calculated as follows:

(i)                     in the case of imported equipment, an agency fee at 0.55% of the contract value with an amount of up to US$30 million (HK$234 million) (inclusive), and an agency fee at 0.35% of the contract value with an amount in excess of US$30 million (HK$234 million); and

(ii)                  in the case of domestic equipment, an agency fee at 0.25% of the contract value with an amount of up to RMB200 million (HK$188 million) (inclusive), and an agency fee at 0.15% of the contract value with an amount in excess of RMB200 million (HK$188 million).

The rates were set by reference to the costs of Unicom I/E Co in providing the comprehensive procurement services. Unicom I/E Co has agreed not to charge fees to the New Operating Entity in respect of procurement of transmission and auxiliary equipment of switches, dry-cell batteries, diesel oil engines, non-stop power supply, air-condition in generator rooms and fibre optical cables.

For each of the years ended 31 December 2002, 2003 and 2004, the Company paid an agency fee of approximately RMB13.99 million (HK$13.18 million), RMB17.90 million (HK$16.87 million) and RMB17.76 million (HK$16.74 million) respectively, to Unicom I/E Co, for procurement services of domestic and international telecommunication equipment and other materials pursuant to the Old Comprehensive Services Agreement.

For each of the financial years ending 31 December 2005 and 2006, the agency fee to be paid for equipment procurement by the New Operating Entity under the New Comprehensive Services Agreement shall not, in aggregate, exceed the cap of RMB40 million (HK$37.70 million) and RMB45 million (HK$42.41 million), respectively.

(3)               Interconnection arrangements

Under the New Comprehensive Services Agreement, various telecommunication networks of the New Operating Entity and various telecommunication networks of Unicom Group interconnect with each other.

(a)                  Settlement between the cellular network of both parties

With respect to cellular calls between different provinces, settlement shall be made by one of the following two methods that is more favourable to the New Operating Entity:

(i)                     The cellular network from which the outgoing calls originate and the cellular network which receives the incoming calls shall each retain 4% of the long distance call fee incurred and the remaining 92% of the long distance call fee shall be credited to the New Operating Entity;

(ii)                  Pursuant to the settlement standard stipulated in the Notice Concerning the Issue of the Measures on Settlement of Interconnection between the Public Telecommunications Networks and Sharing of Relaying Fees (Xin Bu Dian [2003] No. 454) promulgated by the MII on 28 October 2003, the cellular network from which the outgoing calls originate and the cellular network which receives the incoming calls shall each retain RMB0.06 from the long distance call fee. The remaining long distance call fee shall be credited to the New Operating Entity.

(b)                 Other interconnection settlement between the networks of both parties

Both parties agree to conduct settlement in accordance with the relevant provisions in the Notice Concerning the Issue of the Measures on Settlement of Interconnection between Public Telecommunications Networks and Sharing of Relaying Fees (Xin Bu Dian [2003] No. 454) promulgated by the MII on 28 October 2003 (and its amendments from time to time).

(c)                  Both parties further agree that if the settlement method (and its amendment from time to time) formulated by the relevant government authorities in respect of similar settlement between the networks is more favourable to the New Operating Entity when compared with the above interconnection settlement arrangements, settlement shall be conducted pursuant to that settlement method.

For the year ended 31 December 2002, interconnection revenue and interconnection expense from interconnection conducted by the Company pursuant to the Old Comprehensive Services Agreement was approximately RMB1.280 billion (HK$1.207 billion) and RMB174.46 million (HK$164.42 million), respectively.

For the year ended 31 December 2003, interconnection revenue and interconnection expense from interconnection conducted by the Company pursuant to the Old Comprehensive Services Agreement was approximately RMB751.70 million (HK$708.41 million) and RMB178.30 million (HK$168.03 million), respectively.

For the year ended 31 December 2004, interconnection revenue and interconnection expense from interconnection conducted by the Company pursuant to the Old Comprehensive Services Agreement was approximately RMB193.47 million (HK$182.33 million) and RMB40.08 million (HK$37.77 million), respectively.

There shall not be any annual cap amount on the transaction value of the interconnection arrangements.

(4)               Roaming arrangements

Under the New Comprehensive Services Agreement, the New Operating Entity and Unicom Group provide roaming services to each others’ GSM and CDMA cellular subscribers within their respective cellular service areas.

(a)                  The cellular subscribers using roaming services will pay roaming fees at the agreed rate of RMB0.60 per minute of roaming usage for both incoming and outgoing calls based on MII guidelines.

(i)                     If the cellular subscribers of the New Operating Entity roam in the service areas of Unicom Group, the New Operating Entity will be entitled to receive the roaming fees, and will be apportioned in the following way: (A) RMB0.40 (the rate for local call charges under MII guidelines) shall be paid to Unicom Group; and (B) the remaining RMB0.20 shall be withheld by the New Operating Entity;

(ii)                  If the cellular subscribers of Unicom Group roam in the Twelve Provinces and Municipalities, 9A Areas and 9B Areas, Unicom Group will be entitled to receive the roaming fees, which will be apportioned in the following way (which is more favourable to the Group than the apportionment referred to in paragraph (i) above): (A) RMB0.56 shall be paid to the New Operating Entity; and (B) RMB0.04 shall be withheld by Unicom Group.

(b)                 If the network of a third party cellular network operator is made available to the cellular subscribers of Unicom Group pursuant to the international roaming arrangements of Unicom Group, or if the network of Unicom Group is made available to the subscribers of any third party cellular network operator pursuant to such arrangements, the New Operating Entity shall receive 50% of all roaming revenue to be received under such international roaming arrangements, such rate having been determined following arm’s length negotiation between the parties.

For the year ended 31 December 2002, the roaming revenue derived and roaming expenses incurred by the Company under the Old Comprehensive Services Agreements amounted to approximately RMB398.26 million (HK$375.33 million) and RMB156.72 million (HK$147.69 million), respectively.

For the year ended 31 December 2003, the roaming revenue derived and roaming expenses incurred by the Company under the Old Comprehensive Services Agreements amounted to approximately RMB251.01 million (HK$236.55 million) and RMB137.97 million (HK$130.03 million), respectively.

For the year ended 31 December 2004, the roaming revenue derived and roaming expenses incurred by the Company under the Old Comprehensive Services Agreements amounted to approximately RMB26.70 million (HK$25.17 million) and RMB23.81 million (HK$22.44 million), respectively.

There shall not be any annual cap amount on the transaction value of the roaming arrangements.

(5)               Mutual provision of premises

The New Operating Entity and Unicom Group will provide to each other premises (including premises, air conditioning, electricity, power generating equipment and other relevant auxiliary faculties) belonging to the New Operating Entity or Unicom Group, or leased to the New Operating Entity or Unicom Group by third parties upon the request of the other party from time to time.

Apart from cases where the premises have been leased from independent third parties, the rental amount in each case is based on the lower of depreciation costs and market prices for similar premises in that locality. However, the New Operating Entity can choose to charge Unicom Group market prices for premises rented to Unicom Group. In cases where the premises have been leased from an independent third party, the rental amount is the amount that is payable under the head lease. Charges for any air-conditioning and electricity are included in the rental amount. In the case of shared premises, the price is split in proportion to the respective areas occupied by the parties.

For the years ended 31 December 2002, 2003 and 2004, the total charges for premises leased by Unicom Group to the Company pursuant to the Old Comprehensive Services Agreements amounted to approximately RMB21.25 million (HK$20.03 million), RMB22.54 million (HK$21.24 million), and RMB29.04 million (HK$27.37 million), respectively, whereas the total rents for premises leased by the Company to Unicom Group pursuant to the Old Comprehensive Services Agreements amounted to approximately RMB3.43 million (HK$3.23 million), RMB4.60 million (HK$4.34 million), and RMB3.51 million (HK$3.31 million), respectively.

For each of the financial years ending 31 December 2005 and 2006, the total rents for premises to be paid by the New Operating Entity under the New Comprehensive Services Agreement shall not, in aggregate, exceed the cap of RMB39.21 million (HK$36.95 million) and RMB52.93 million (HK$49.88 million), respectively, whereas the total rents for premises to be paid by Unicom Group shall not exceed, in aggregate, the cap of RMB5.00 million (HK$4.71 million) and RMB6.00 million (HK$5.65 million), respectively.

As discussed in the “Letter from the Board” in the Circular, Chesterton Petty, an independent property valuer, has confirmed that the rental amounts payable under the above arrangements are fair and reasonable and do not exceed the market rent, with respect to the premises leased to the New Operating Entity, and do not fall below the market rent, with respect to the premises leased to Unicom Group.

(6)               Leasing of transmission channels

Unicom Group will lease fixed line transmission capacity from the New Operating Entity pursuant to the New Comprehensive Services Agreement.

Charges for leases of transmission capacity are based on tariffs stipulated by the MII from time to time less a discount of up to 10%. The discount given by the New Operating Entity to Unicom Group shall not be more than what the New Operating Entity offers to other third party lessees for a similar lease. The stipulated tariffs vary depending on the type of transmission lines and transmission distance. If new tariffs are stipulated by the MII, the discount rate will be reviewed.

For the years ended 31 December 2002, 2003 and 2004, the total charges paid to the Company by Unicom Group for the leasing of fixed line transmission capacity amounted to approximately RMB567 million (HK$534 million), RMB185 million (HK$174 million) and RMB39 million (HK$37 million), respectively.

There shall not be any annual cap amount on the leasing of transmission capacity.

(7)               Provision of international telecommunication network gateway

Pursuant to the New Comprehensive Services Agreement, Unicom Group will provide international access to the New Operating Entity’s international long distance call services through its gateways at Shanghai, Guangzhou and Beijing. Unicom Group has undertaken not to provide international telecommunication network gateway services to other third parties.

Charges for these services are based on the costs of Unicom Group to operate and maintain the international telecommunication network gateway facilities (including depreciation) and a 10% profit margin. The New Operating Entity will retain all the revenue arising from the provision of international long distance call services for its own benefits.

For the years ended 31 December 2002, 2003 and 2004, the total charges paid by the Company for the international telecommunication network gateway services pursuant to the Old Comprehensive Services Agreements amounted to RMB15.63 million (HK$14.73 million), RMB8.63 million (HK$8.13 million) and RMB17.06 million (HK$16.08 million), respectively.

There shall not be any annual cap amount on the transaction value for the provision of international telecommunication network gateway.

(8)               Leasing of satellite capacity

The New Operating Entity will be entitled to lease satellite long distance digital bandwidth from Unicom Group pursuant to the New Comprehensive Services Agreement.

Monthly lease fee for every 2M of digital bandwidth are based on tariffs stipulated by the MII. The New Operating Entity will pay the applicable minimum tariff in terms of related capacity and usage time less a discount of 10%, or a discount not less than those offered by any third party for similar lease transmission capacity. If new tariffs are stipulated by the MII, the discount rate will be reviewed.

For the years ended 31 December 2002, 2003 and 2004, the lease fee paid by the Company to Unicom NewSpace for the leasing of satellite transmission capacity pursuant to the Old Satellite Channel Lease Agreement amounted to RMB35.15 million (HK$33.13 million), RMB26.40 million (HK$24.88 million) and RMB14.15 million (HK$13.34 million), respectively.

There shall not be any annual cap amount on the transaction value of the leasing of satellite capacity.

New Comprehensive Operator Services Agreement

(i)                     Pursuant to the New Comprehensive Operator Services Agreement, Unicom New Guoxin agrees to enter into various service arrangements with the A Share Company on the basis that the A Share Company will have the right to transfer its rights and obligations under the agreement to the New Operating Entity. Unicom New Guoxin shall provide services to the A Share Company on arm’s length terms and on terms no less favourable than the terms of its service provided to any member of Unicom Group or any other independent third party. Completion of the agreement is subject to, inter alia, A Share Company’s independent shareholders’ approval. The agreement provides that the initial term shall be two years commencing from 1 January 2005 and is renewable for terms of two years at the option of the New Operating Entity.

(ii)                  Pursuant to a transfer agreement dated 24 March 2005, the A Share Company agrees to transfer to the New Operating Entity all of its rights and obligations under the New Comprehensive Operator Services Agreement. Under the transfer agreement, the A Share Company will cease to be a party to the New Comprehensive Operator Services Agreement, and the New Operating Entity will become a party to it in place of the A Share Company. Following the transfer, the New Operating Entity will exercise and enjoy all the rights of the A Share Company arising under the New Comprehensive Operator Services Agreement in substitution of the A Share Company as if the New Operating Entity had at all times been a party to the New Comprehensive Operator Services Agreement. Completion of the transfer agreement is subject to, inter alia, Independent Shareholders’ approval.

(1)               Cellular subscriber value-added services

Unicom New Guoxin will provide operator-based comprehensive value-added services, including “Unicom Assistant” services, to the New Operating Entity’s cellular subscribers through its paging network, equipment and operators.

Pursuant to the New Comprehensive Operator Services Agreement, the New Operating Entity shall retain 40% of the revenue generated and actually received by the New Operating Entity from the provision of the value-added services, with Unicom New Guoxin receiving the remaining 60%. Under the Old Comprehensive Operator Services Agreement, in relation to the settlement of charges for the supply of operator-based comprehensive value-added services between the Company and Unicom New Guoxin, the respective branches of Unicom New Guoxin and the Company may agree on the proportion for sharing the revenue derived (and actually received by the Company) from the value-added services, on the condition that such agreed proportion for Unicom New Guoxin shall not be higher than the market rate as determined by the average agreed proportion for independent value-added telecommunications content providers which provide value-added telecommunications content to the Company in the same region. Subject to the foregoing condition, the proportion of revenue sharing may be adjusted annually.

For the year ended 31 December 2004, approximately RMB859 million (HK$810 million) was settled with Unicom New Guoxin due to the above value-added services by the Company under the Old Comprehensive Operator Services Agreement.

The Management has informed us that the new measure for the value-added services fees for cellular subscribers as set out in the New Comprehensive Operator Services Agreement has been determined following arm’s length negotiations between the parties to the New Comprehensive Operator Services Agreement with regards to:

(1)                  The strong “business cooperation” character of the cellular value-added services agreements between the Company and Unicom New Guoxin; and

(2)                  The need to provide a reasonable profit margin for Unicom New Guoxin, the service provider.

There shall not be any annual cap amount on the transaction value of the cellular subscriber value-added services.

(2)               “10010” customer services

Pursuant to the New Comprehensive Operator Services Agreement, Unicom New Guoxin will provide the following customer services to the New Operating Entity: (i) business inquiries, (ii) tariff inquiries, (iii) account maintenance, (iv) complaints handling and (v) customer interview and subscriber retention.

The service fees payable by the New Operating Entity to Unicom New Guoxin shall be calculated on the basis of the cost of the customer service plus a profit margin of not more than 10%. The cost of the customer service will be the cost per operator seat multiplied by the number of effectively operating operator seats. The cost per operator seat in economically developed metropolises, such as Beijing and Shanghai, shall be the Actual Cost per Operators Seat (as defined below) in such area for the previous year. The cost per operator seat in areas apart from those economically developed metropolises shall be the lower of the Actual Cost per Operator Seat in the same region and the nationwide (excluding Beijing and Shanghai) average of Actual Cost per Operator Seat for the previous year plus 10%.

The “Actual Cost per Operator Seat” is comprised of wages, administration expenses, operation and maintenance expenses, depreciation of equipment and leasing fees for premises attributable to the customer service. The Actual Cost per Operator Seat in a certain area shall be the product of dividing the costs of Unicom New Guoxin providing “10010” customer services (as confirmed in the audit report issued by an external audit firm) in the same region for the previous year by the average number of monthly operator seats of Unicom New Guoxin for the previous year. Such audit report and relevant supporting documents shall be provided to the New Operating Entity and its auditor.

On the determination of the number of effectively operating operator seats, Unicom New Guoxin shall notify the number of operator seats of the previous month to the New Operating Entity before the tenth day of each month. The New Operating Entity shall confirm the number of effectively operating operator seats within five working days based on the criteria as set out in the Service Standard for Telecommunication Operations (for Trial Implementation) published by the MII. The number of effectively operating operator seats will be subject to the final confirmation by the New Operating Entity.

For the year ended 31 December 2004, approximately RMB525 million (HK$495 million) was settled with Unicom New Guoxin for “10010” customer services under the Old Comprehensive Operator Services Agreement.

There shall not be any annual cap amount on the transaction value of the “10010” customer services.

(3)               Agency services

Unicom New Guoxin will provide subscriber development services to the New Operating Entity by telephone or through other channels by utilizing its paging network, equipment and operators.

The pricing standard for the agency fee is that the agency fee chargeable to the New Operating Entity shall not exceed the market rate as determined by the average of agency fees chargeable by independent third party agents providing subscriber development services to the New Operating Entity in the same region.

For the year ended 31 December 2004, approximately RMB9.05 million (HK$8.53 million) was incurred by the Company for the payment of agency fees pursuant to the Old Comprehensive Operator Services Agreement.

There shall not be any annual cap amount on the transaction value of the agency services.

New Guoxin Premises Leasing Agreement

(1)                  Pursuant to the New Guoxin Premises Leasing Agreement, the New Operating Entity agrees to provide their own premises to the A Share Company on the basis that the A Share Company will have the right to transfer its rights and obligations under the agreement to Unicom New Guoxin. Completion of the agreement is subject to, inter alia, Independent Shareholders’ approval. The agreement provides that the initial term shall be two years commencing from 1 January 2005 and is renewable for further terms of two years at the option of the New Operating Entity.

(2)                  Pursuant to a transfer agreement dated 24 March 2005, the A Share Company agrees to transfer to Unicom New Guoxin all of its rights and obligations under the New Guoxin Premises Leasing Agreement. Under the transfer agreement, the A Share Company will cease to be a party to the New Guoxin Premises Leasing Agreement, and Unicom New Guoxin will become a party to it in place of the A Share Company. Following the transfer, Unicom New Guoxin will exercise and enjoy all the rights of the A Share Company arising under the New Guoxin Premises Leasing Agreement in substitution of the A Share Company as if Unicom New Guoxin had at all times been a party to the Guoxin Premises Leasing Agreement. Completion of the transfer agreement is subject to, inter alia, A Share Company’s independent shareholders’ approval.

The rental amount for each of the premises is based on the higher of depreciation costs and market prices for similar premises in that locality.

For the year ended 31 December 2004, the rental amount for premises leased paid by Unicom New Guoxin to the Company was approximately RMB19.47 million (HK$18.35 million).

As discussed in the “Letter from the Board” in the Circular, Chesterton Petty, an independent property valuer, has confirmed that the rental amounts payable by Unicom New Guoxin under the above arrangements are fair and reasonable to the Company and are not below market rent.

For each of the financial years ending 31 December 2005 and 2006, the aggregate rental payable by Unicom New Guoxin for the premises under the New Guoxin Premises Leasing Agreement shall not exceed the cap of RMB26.29 million (HK$24.78 million) and RMB35.49 million (HK$33.45 million), respectively.

Opinion

Terms of the New CDMA Lease

On the basis that: (i) in light of the changing circumstances facing the Company, including the completion of large scale construction of the CDMA Network and the growth in the CDMA Business, the new pricing method will place more emphasis on the operation of the CDMA Business, allowing revenue to be a driver of lease fee pricing, (ii) the new lease fee protects the Company from declining margins which may result from an increasing subscriber / declining ARPU environment, (iii) the new lease fee removes the need for the Company to forecast the amount of capacity which needs to be leased and provides for more flexibility for the Company, (iv) the new lease fee is better matched to future business income and enhances the certainty and transparency of lease cost to the Company, (v) the levels at which the new lease fee have been set, at 29% of the audited CDMA Business Income of the New Operating Entity in 2005 and at 30% of the audited CDMA Business Income of the New Operating Entity in 2006, are made with reference to the Management’s expectations of CDMA subscriber and, more importantly, ARPU trends in 2005 and 2006, (vi) in the Initial Term, the Minimum Lease Fee for a given calendar year shall not be less than 90% of the annual lease fee of the preceding year, which is unlikely to be breached based on the Management’s expectations of CDMA subscriber and ARPU trends in 2005 and 2006, while the lease fee and Minimum Lease Fee for any Additional Term shall be re-negotiated by and between the parties to the New CDMA Lease, and (vii) the New CDMA Lease removes the need for the Company to forecast the Capacity that it has to lease to calculate the Constructed Capacity Related Costs that it has to bear, as well as the risk that the Company’s forecast of Capacity needed to be leased is higher than the actual number of cumulative CDMA subscribers, as well as the qualifications set out in this letter, we are of the view that the terms of the New CDMA Lease are, solely from a financial point of view, (i) on normal commercial terms in the ordinary course of business, (ii) fair and reasonable in so far as the Independent Shareholders are concerned, and (iii) in the interests of the Company and its Shareholders as a whole.

Terms of the New Comprehensive Services Agreement

On the basis that: (i) the terms, conditions and charges of the New Comprehensive Services Agreement were determined in accordance with the appropriate tariffs and standards prescribed by the relevant Chinese regulatory authorities and/or by reference to market rates and/or by reference to the cost or cost plus reasonable margin of providing the respective service or facility, and will remain on no less favorable terms than those available to any independent party so far as the Company is concerned, (ii) the independent property valuer, Chesterton Petty, has confirmed that the rental amounts payable by the Company in connection with the provision of premises by Unicom Group to the Company are fair and reasonable to the Company and do not exceed current market prices, (iii) the independent property valuer, Chesterton Petty, has confirmed that the rental amounts payable by Unicom Group to the Company in connection with the provision of commercial premises by the Company to Unicom Group are fair and reasonable to the Company and are not below current market prices, (iv) the New Comprehensive Services Agreement is designed as an extension to the Company’s similar existing arrangements with Unicom Group that have been previously approved by the Independent Shareholders, and is intended to facilitate the growth of the Company, and in reliance upon representations made by the Directors that the New Comprehensive Services Agreement is expected to be entered into in the ordinary and usual course of business, and on normal commercial terms, and the terms have been determined after arm’s length negotiation between the parties, we are of the view that the New Comprehensive Services Agreement is fair and reasonable from a financial point of view in so far as the Independent Shareholders are concerned.

Terms of the New Comprehensive Operator Services Agreement

On the basis that: (i) the terms, conditions and charges of the cellular subscriber value-added services under the New Comprehensive Operator Services Agreement are being adjusted in favour of the Company; having previously been determined after arm’s length negotiation between the parties and with reference to market rates; (ii) the terms, conditions and charges of the New Comprehensive Operator Services Agreement were determined by reference to market rates and/or by reference to the cost or cost plus reasonable margin of providing the respective service or facility, and will remain on no less favorable terms than those available to any independent party so far as the Company is concerned, (iii) aside from the amendment to the terms governing cellular subscriber value-added services, all other terms of the New Comprehensive Operator Services Agreement remain unchanged and are designed as extensions to the Company’s similar existing arrangements with Unicom Group that have been previously approved by the Independent Shareholders, and are intended to facilitate the growth of the Company, and in reliance upon representations made by the Directors that the New Comprehensive Services Agreement is expected to be entered into in the ordinary and usual course of business, and on normal commercial terms, and the terms have been determined after arm’s length negotiation between the parties, we are of the view that the New Comprehensive Operator Services Agreement is fair and reasonable from a financial point of view in so far as the Independent Shareholders are concerned.

Terms of the New Guoxin Premises Leasing Agreement

On the basis that: (i) the terms, conditions and charges of the New Guoxin Premises Leasing Agreement are determined by reference to market rates and/or depreciation costs, (ii) the independent property valuer, Chesterton Petty, has confirmed that the rental amounts payable by Unicom Group to the Company in connection with the provision of commercial premises by the Company to Unicom New Guoxin are fair and reasonable to the Company and are not below current market prices, (iii) the New Guoxin Premises Leasing Agreement is designed as an extension to the Company’s similar existing arrangement with Unicom Group that has been previously approved by the Independent Shareholders, and are intended to facilitate the growth of the Company, and in reliance upon representations made by the Directors that the New Guoxin Premises Leasing Agreement is expected to be entered into in the ordinary and usual course of business, and on normal commercial terms, and the terms have been determined after arm’s length negotiation between the parties, we are of the view that the New Guoxin Premises Leasing Agreement is fair and reasonable from a financial point of view in so far as the Independent Shareholders are concerned.

Caps on the Capped Continuing Connected Transactions for the financial years ending 31 December 2005 and 2006 and the No Caps Continuing Connected Transactions not being subject to caps

We have discussed with the Management the basis for setting the respective monetary limits for the Capped Continuing Connected Transactions, as well as the reasons for not imposing a monetary limit on certain of the No Caps Continuing Connected Transactions.

We consider the monetary limits imposed in relation to the Capped Continuing Connected Transactions to be reasonable on the following bases as informed to us by the Management:

(a)                  The monetary limits for the New CDMA Lease have been determined with reference to historical transactions and figures as well as the Management’s estimates of CDMA subscriber and, more importantly, ARPU trends in 2005 and 2006. We understand from the Company that the CDMA subscriber and ARPU trends take into account the fact that the Company has experienced a significant increase in the number of its CDMA subscribers and a concurrent decrease in its ARPU since commencing operations in 2002 as the CDMA subscriber base extends beyond high ARPU customers. We also understand from the Company that Management is of the opinion, and we concur, that the number of its CDMA subscribers will continue to increase in line with the continuing improvement of the quality of the CDMA Network and successful marketing strategies of the New Operating Entity, but that this increase in subscribers will be accompanied by a continuation of past CDMA ARPU trends. The number of CDMA subscribers of the Company grew from 7.13 million as at 31 December 2002 to 27.81 million as at 31 December 2004 (including the CDMA Subscribers in the Twelve Provinces and Municipalities, the 9A Areas and the 9B Areas) while CDMA ARPU declined from RMB172.3 (HK$162.4) in the year ended 31 December 2002, to RMB85.3 (HK$80.4) in the year ended 31 December 2004;

(b)                 The levels of the monetary limits for the equipment procurement services have been set in reference to previous transactions conducted and the transaction amounts. The levels have also been set with reference to the importance of ensuring that the needs of the Company to obtain the equipment necessary to its business can be satisfied at all times in a cost-efficient way so as to (i) not hinder the ability of the Company to conduct its business in the ordinary course and, (ii) allow the Company to benefit from potential growth;

(c)                  The levels of the monetary limits for the mutual provision of premises have been set with reference to the Company’s historical transactions with Unicom Group, and the Company’s estimates of the premises that are required to be leased by the Company, or, as the case may be, by Unicom Group and its estimate of market rent at the respective locations for 2005 and 2006. The estimation of the maximum number of premises that may be leased by the Company, or, as the case may be, by Unicom Group in the next two years takes into account the growth potential of the businesses of the Company, or, as the case may be, Unicom Group and the corresponding demand for more premises due to such growth; and

(d)                 The levels of the monetary limits for the New Guoxin Premises Leasing Agreement have been set with reference to the Company’s transactions in 2004 with Unicom New Guoxin, and the Company’s estimates of the premises that are required to be leased by Unicom New Guoxin and its estimate of market rent at the respective locations for 2005 and 2006. The estimation of the maximum number of premises that may be leased by Unicom New Guoxin in the next two years takes into account the growth potential of the businesses of Unicom New Guoxin and the corresponding demand for more premises due to such growth.

With respect to the lack of a monetary limit for the No Caps Continuing Connected Transactions, the Management has informed us that the Company’s revenue depends on growth in its subscriber base and usage on its various networks, and any such growth will necessarily result in increased volumes under the interconnection and roaming arrangements, as well as increased requirement for the supply of telephone cards by Unicom Group to sell to subscribers, utilization of Unicom Group’s international telecommunication network gateway and satellite capacity, and Unicom New Guoxin’s cellular subscriber value-added services, “10010” customer services and agency services. This is a factor beyond the control of the Company and Unicom Group as it depends entirely on the usage of the subscribers. The Management believes that it is difficult to fix appropriate monetary limits for these transactions without potentially hindering the growth of the Company.

The fees arising from the lease of fixed line transmission capacity by Unicom Group from the New Operating Entity contributes to the revenue of the Company. Further, the cellular subscriber value-added services will also bring in revenues for the Company as the revenues earned from the users of the services will be shared between the Company and Unicom New Guoxin. Similarly, for the agency services, the agency fee is commission-based so that fees are payable upon the development of each new subscriber to the New Operating Entity and each new subscriber to the New Operating Entity brings in revenue to the Company. Any monetary limit on these services is a potential limit on the revenues of the Company and is not in its interest.

On the basis of the above and that the terms of the Continuing Connected Transactions have been set by reference to appropriate tariffs and standards prescribed by the relevant Chinese regulatory authorities and/or market rates and/or by reference to the cost or cost plus reasonable margin of providing the respective service or facility and/or determined after arm’s length negotiation between the parties, and the Company will also be required to comply with certain requirements, including the disclosure of details of the Continuing Connected Transactions in the Company’s annual reports and reviews by the independent directors and auditors of the Company, we consider that it is reasonable for the Management to have not imposed a monetary limit on the No Caps Continuing Connected Transactions.

SUMMARY

Having considered the above principal factors and reasons, we draw your attention to the following key factors in arriving at our opinion:

(a)                  In light of the changing circumstances facing the Company, including the completion of large scale construction of the CDMA Network and the growth in the CDMA Business, the new pricing method will place more emphasis on the operation of the CDMA Business, allowing revenue to be a driver of lease fee pricing;

(b)                 The new lease fee protects the Company from declining margins which may result from an increasing subscriber / declining ARPU environment;

(c)                  The new lease fee removes the need for the Company to forecast the amount of capacity which needs to be leased and provides for more flexibility for the Company;

(d)                 The new lease fee is better matched to future business income and enhances the certainty and transparency of lease cost to the Company;

(e)                  The levels at which the new lease fee have been set, at 29% of the audited CDMA Business Income of the New Operating Entity in 2005 and at 30% of the audited CDMA Business Income of the New Operating Entity in 2006, are made with reference to the Management’s expectations of CDMA subscriber and, more importantly, ARPU trends in 2005 and 2006;

(f)                    In the Initial Term, the Minimum Lease Fee for a given calendar year shall not be less than 90% of the annual lease fee of the preceding year, which is unlikely to be breached based on the Management’s expectations of CDMA subscriber and ARPU trends in 2005 and 2006, while the lease fee and Minimum Lease Fee for any Additional Term shall otherwise be negotiated by and between the parties of the New CDMA Lease;

(g)                 The New CDMA Lease removes the need for the Company to forecast the Capacity that it has to lease to calculate the Constructed Capacity Related Costs that it has to bear, as well as the risk that the Company’s forecast of Capacity needed to be leased is higher than the actual number of cumulative CDMA subscribers;

(h)                 The terms, conditions and charges of the New Comprehensive Services Agreement, the New Comprehensive Operator Services Agreement and the New Guoxin Premises Leasing Agreement were determined in accordance with the appropriate tariffs and standards prescribed by the relevant Chinese regulatory authorities and/or by reference to market rates and/or by reference to the cost or cost plus reasonable margin of providing the respective service or facility, and will remain on no less favorable terms than those available to any independent party so far as the Company is concerned;

(i)                     The terms, conditions and charges of the cellular subscriber value-added services under the New Comprehensive Operator Services Agreement are being adjusted in favour of the Company, having previously been determined after arm’s length negotiation between the parties and with reference to market rates;

(j)                     The independent property valuer, Chesterton Petty, has confirmed that the rental amounts payable by the Company in connection with the provision of premises by Unicom Group to the Company are fair and reasonable to the Company and do not exceed current market prices;

(k)                  The independent property valuer, Chesterton Petty, has confirmed that the rental amounts payable by Unicom Group to the Company in connection with the provision of commercial premises by the Company to Unicom Group, or as the case may be, Unicom New Guoxin, are fair and reasonable to the Company and are not below current market prices;

(l)                     Aside from the amendment to the terms governing cellular subscriber value-added services, the terms of the New Comprehensive Services Agreement, the New Comprehensive Operator Services Agreement and the New Guoxin Premises Leasing Agreement are designed as extensions to the Company’s similar existing arrangements with Unicom Group or, as the case may be, Unicom New Guoxin, that have been previously approved by the Independent Shareholders, and are intended to facilitate the growth of the Company;

(m)               The monetary limits for the New CDMA Lease have been determined with reference to historical transactions and figures as well as the Management’s estimates of CDMA subscriber and, more importantly, ARPU trends in 2005 and 2006;

(n)                 The levels of the monetary limits for the equipment procurement services have been set in reference to previous transactions conducted and the transaction amounts;

(o)                 The levels of the monetary limits for the mutual provision of premises have been set with reference to the Company’s historical transactions with Unicom Group, and the Company’s estimates of the premises that are required to be leased by the Company, or, as the case may be, by Unicom Group and its estimate of market rent at the respective locations for 2005 and 2006;

(p)                 The levels of the monetary limits for the New Guoxin Premises Leasing Agreement have been set with reference to the Company’s transactions in 2004 with Unicom New Guoxin, and the Company’s estimates of the premises that are required to be leased by Unicom New Guoxin and its estimate of market rent at the respective locations for 2005 and 2006; and

(q)                 With respect to the lack of a monetary limit for the No Caps Continuing Connected Transactions, the Company’s revenue depends on growth in its subscriber base and usage on its various networks, and any such growth will necessarily result in increased volumes under the other Continuing Connected Transactions. This is a factor beyond the control of the Company and Unicom Group as it depends entirely on the usage of the subscribers.

OPINION

Based upon and subject to the foregoing (including the qualifications set out in this letter), we are of the opinion as of the date hereof that, solely from a financial perspective, (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2005 and 2006 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps are (i) on normal commercial terms in the ordinary course of business, (ii) fair and reasonable in so far as the interests of the Independent Shareholders are concerned, and (iii) in the interests of the Company and its Shareholders as a whole. We would, solely from a financial point of view, advise the Independent Board Committee to make a recommendation to the Independent Shareholders to vote in favour of (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2005 and 2006 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps.

Yours faithfully,
For and on behalf of
Lehman Brothers Asia Limited
Charles Alexander
Managing Director

APPENDIX	GENERAL INFORMATION

1.                      Responsibility Statement

This Circular includes particulars given in compliance with the Hong Kong Listing Rules for the purpose of giving information with regard to the Company. The Directors collectively and individually accept full responsibility for the accuracy of the information contained in this Circular and confirm, having made all reasonable enquiries, that to the best of their knowledge and belief there are no other facts the omission of which would make any statement herein misleading.

2.                      Disclosure of Interests

As at the Latest Practicable Date, the interests and short positions of the Directors and the chief executive of the Company in any shares, underlying shares or debentures of the Company or any of its associated corporations (within the meaning of the SFO) which were required to be notified to the Company and the Hong Kong Stock Exchange pursuant to Divisions 7 and 8 under Part XV of the SFO (including interests and short positions which they were deemed or taken to have under the SFO) or which were required, pursuant to section 352 of the SFO to be entered in the register referred to therein or which were required, pursuant to the Model Code for Securities Transactions by Directors of Listed Companies, to be notified to the Company and the Hong Kong Stock Exchange, were as follows:

(i)                     As at the Latest Practicable Date, outstanding options exercisable for an aggregate of 408,800 Shares had been granted to the following Directors under the Company’s Pre-Global Offering Share Option Scheme:

Name of Director	Personal Interest	Approximate percentage in the entire issued share capital of the Company
Shang Bing	204,400 Shares	0.002%
Zhao Le	204,400 Shares	0.002%

(ii)                  As at the Latest Practicable Date, outstanding options exercisable for an aggregate of 7,986,600 Shares had been granted to the following Directors under the Company’s Share Option Scheme:

Name of Director	Number of Shares covered by options	Approximate percentage in the entire issued share capital of the Company
Chang Xiaobing	526,000	0.004%
Shang Bing	1,004,000	0.008%
Tong Jilu	1,168,000	0.009%
Zhao Le	612,000	0.005%
Lo Wing Yan, William	438,000	0.003%
Ye Fengping	734,000	0.006%
Liu Yunjie	876,600	0.007%
Wu Jinglian	876,000	0.007%
Craig O. McCaw	876,000	0.007%
Shan Weijian	584,000	0.005%
Cheung Wing Lam, Linus	292,000	0.002%

Save as disclosed above, as at the Latest Practicable Date, none of the Directors had any interests and short positions in any shares, underlying shares or debentures of the Company or any of its associated corporations (within the meaning of the SFO) which were required to be notified to the Company and the Hong Kong Stock Exchange pursuant to Divisions 7 and 8 under Part XV of the SFO (including interests and short positions which they were deemed or taken to have under the SFO) or which were required, pursuant to section 352 of the SFO to be entered in the register referred to therein or which were required, pursuant to the Model Code for Securities Transactions by Directors of Listed Companies, to be notified to the Company and the Hong Kong Stock Exchange.

Save as disclosed herein, as at the Latest Practicable Date, none of the Directors is materially interested in any contract or arrangement subsisting at the date hereof which is significant to the business of the Group taken as a whole. Save as disclosed herein, as at the Latest Practicable Date, none of the Directors or their Associates has an interest in a business which competes or is likely to compete, either directly or indirectly, with the Group’s business.

As at the Latest Practicable Date, none of the Directors or any experts named in paragraph 7 of this Appendix has any direct or indirect interest in any assets which have been, since 31 December 2004 (being the date to which the latest published audited financial statements of the Company were made up), acquired or disposed of by or leased to any member of the Group, or are proposed to be acquired or disposed of by or leased to any member of the Group.

3.                      Substantial Shareholders

As at the Latest Practicable Date, so far as the Directors were aware, the following persons were, directly or indirectly, interested in 5 per cent. or more of the issued share capital carrying rights to vote at general meetings of the Company (“Substantial Shareholders”):

	No. of Shares	Percentage of Shares held
Unicom Group	9,725,000,020	77.37%
A Share Company	9,725,000,020	77.37%
Unicom BVI	9,725,000,020	77.37%

Note:

Because of the fact that Unicom Group and A Share Company directly or indirectly control one-third or more of the voting rights at general meetings of Unicom BVI, in accordance with the SFO, the interests of Unicom BVI are deemed to be, and have therefore been included in, the interests of Unicom Group and A Share Company.

Save as disclosed herein, there is no person known to the Directors or chief executive of the Company who, as of the Latest Practicable Date, has an interest or short position in the shares and underlying shares of the Company which would fall to be disclosed to the Company under the provisions of Divisions 2 and 3 under Part XV of the SFO, or, who is, directly or indirectly, interested in 5 per cent. or more of the nominal value of any class of share capital carrying rights to vote in all circumstances at general meetings of any other member of the Group.

As at the Latest Practicable Date, the following Directors or proposed Directors of the Company are the Directors or employees of companies which have interests or short positions in the shares and underlying shares of the Company that is required to be disclosed to the Company pursuant to the provisions of Divisions 2 and 3 under Part XV of the SFO:

Directors of the Company	Positions held in Substantial Shareholders
Chang Xiaobing	• Chairman of Unicom Group • Chairman of A Share Company • Director of Unicom BVI

Shang Bing	• Director and President of Unicom Group • Director and President of A Share Company

Tong Jilu	• Director and Vice President of Unicom Group • Director of A Share Company

Liu Yunjie	• Director of A Share Company

Zhao Le	• Director of Unicom BVI

Ye Fengping	• Director of Unicom BVI

4.                      Service Contracts

As at the Latest Practicable Date, none of the Directors had entered into any service contract with the Company or any member of the Group (excluding contracts expiring or determinable by the employer within one year without payment of compensation (other than statutory compensation)).

5.                      Material Adverse Change

The Directors are not aware of any material adverse change in the financial or trading position of the Group since 31 December 2004, being the date of the latest published audited financial statements of the Company.

6.                      Consents

Lehman Brothers and Chesterton Petty have given and have not withdrawn their respective written consents to the issue of this Circular with the inclusion of their respective reports, letters or opinions (as the case may be) in their respective form and content, and references to their respective names.

As at the Latest Practicable Date, Lehman Brothers and Chesterton Petty do not have any shareholding in any member of the Group or any right, whether legally enforceable or not, to subscribe for or to nominate persons to subscribe for securities of any member of the Group. However, as at the Latest Practicable Date, certain affiliates of Lehman Brothers hold, in aggregate, 2,195,000 Shares, representing approximately 0.017% of the entire issued share capital of the Company. These affiliates and Lehman Brothers are all wholly owned by the same company.

7.                      Qualifications of experts

The following are the qualifications of the professional advisers who have given opinions or advice contained in this Circular:

Names	Qualifications
Lehman Brothers Asia Limited	Licensed by the Securities and Futures Commission for Types 1, 2, 4 and 6 regulated activities under the SFO
Chesterton Petty Limited	Practising surveyors, a member of the Royal Institute of Chartered Surveyors and Hong Kong Institute of Surveyors

8.                      Miscellaneous

(a)                  The Company Secretary is Yee Foo Hei (L L.B.), an associate member of The Hong Kong Institute of Company Secretaries and The Association of Chartered Certified Accountants in the U.K.

(b)                 The qualified accountant of the Company is Janice Hsu, an associate member of the Hong Kong Institute of Certified Public Accountants and a member of the American Institute of Certified Public Accountants.

(c)                  The registered office and head office of the Company is 75th Floor, The Center, 99 Queen’s Road Central, Hong Kong.

(d)                 Hong Kong Registrars Limited, the share registrar of the Company, is at 46th Floor, Hopewell Centre, 183 Queen’s Road East, Hong Kong.

(e)                  The English text of this Circular and form of proxy shall prevail over the Chinese text.

9.                      Documents available for inspection

Copies of the following documents will be available for inspection at Freshfields Bruckhaus Deringer, 11th Floor, Two Exchange Square, Central, Hong Kong during normal business hours on any business day from the date of this Circular until 4 May 2005:

(a)                  each of the New Agreements;

(b)                 each of the Old Agreements;

(c)                  the letters of consent from Lehman Brothers and Chesterton Petty dated 18 April 2005;

(d)                 the letter from Lehman Brothers to the Independent Board Committee dated 18 April 2005, the text of which is set out on pages 28 to 46 of this Circular; and

(e)          the letter from Chesterton Petty dated 24 March 2005 referred to in the section headed “Letter from the Board - Information on Continuing Connected Transactions” of this circular.

NOTICE OF THE EXTRAORDINARY GENERAL MEETING

CHINA UNICOM LIMITED

(Incorporated in Hong Kong with limited liability under the Hong Kong Companies Ordinance)

NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting of the members of China Unicom Limited (the “Company”) will be held at Ball Room A, Level 5, Island Shangri-la Hotel, Two Pacific Place, Supreme Court Road, Queensway, Hong Kong on 12 May 2005 at 4:00 p.m. (or as soon thereafter as the annual general meeting of the Company to be convened at 3:00 p.m. at the same place and date shall have been concluded or adjourned), for the purposes of considering and, if thought fit, passing, with or without modifications, the following resolutions as Ordinary Resolutions:

ORDINARY RESOLUTIONS

“THAT:

(1)                  the transfer agreement of the New CDMA Lease (as defined in the circular to be issued by the Company on 18 April 2005 to its shareholders (the “Circular”)) be and are hereby generally and unconditionally approved;

(2)                  the transfer agreement of the New Comprehensive Services Agreements (as defined in the Circular) be and are hereby generally and unconditionally approved;

(3)                  the transfer agreement of the New Comprehensive Operator Services Agreement (as defined in the Circular) be and are hereby generally and unconditionally approved;

(4)                  the New Guoxin Premises Leasing Agreement (as defined in the Circular) be and are hereby generally and unconditionally approved;

(a copy of each of the New Agreements (as defined in the Circular) has been tabled at the meeting, initialled by the chairman of this meeting and for the purpose of identification marked “A”);

(5)                  the caps for each of the financial years ending 31 December 2005 and 2006 on each of the Capped Continuing Connected Transactions (as defined in the Circular) be and are hereby generally and unconditionally approved;

(6)                  there be no caps on the transaction amount of each of the No Caps Continuing Connected Transactions (as defined in the Circular) be and are hereby generally and unconditionally approved; and

(7)                  the directors of the Company be and are hereby authorised to do all such further acts and execute such further documents and take all such steps which in their opinion may be necessary, desirable or expedient to implement and/or give effect to the terms of the Continuing Connected Transactions.”

By Order of the Board
Yee Foo Hei
Company Secretary

Hong Kong, 18 April 2005

Notes:

1.                       A member entitled to attend and vote at the Extraordinary General Meeting is entitled to appoint one or more (not exceeding two) proxies to attend and, on a poll, vote on his behalf. A proxy need not be a member of the Company.

2.                       In order to be valid, a form of proxy together with any power of attorney or other authority, if any, under which it is signed, or a notarially certified copy of such power or authority, must be deposited at the Company’s registered office at 75th Floor, The Center, 99 Queen’s Road Central, Hong Kong, not less than 48 hours before the time appointed for holding the Extraordinary General Meeting or at any adjournment thereof. Completion and return of the form of proxy will not preclude you from attending and voting in person at the meeting or at any adjourned meeting should you so wish.

3.                       In accordance with the Hong Kong Listing Rules, Unicom BVI, the controlling shareholder of the Company, and its respective Associates who are Shareholders will abstain from voting on the resolution to approve (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2005 and 2006 on the Capped Continuing Connected Transactions and (iii) the No Caps Continuing Connected Transactions not being subject to caps. The votes to be taken at the Extraordinary General Meeting will be taken by poll, the results of which will be announced after the Extraordinary General Meeting.